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                         AGREEMENT AND PLAN OF MERGER



                                     AMONG



                    COLLINS & AIKMAN FLOORCOVERINGS, INC.,


                         MONTEREY MERGER COMPANY, INC.


                                      AND


                            MONTEREY CARPETS, INC.





                           Dated as of June 4, 1999



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


                               TABLE OF CONTENTS

                                                                         PAGE

                                   ARTICLE I
                                  DEFINITIONS

     1.1  Definitions....................................................   1

                                  ARTICLE II
                                  THE MERGER

     2.1   The Merger....................................................  16
     2.2   EffectivE Time................................................  16
     2.3   Effects of the Merger.........................................  17
     2.4   Certificate of Incorporation and Bylaws.......................  17
     2.5   Directors.....................................................  17
     2.6   Officers......................................................  17
     2.7   Required Repayment of Company Debt............................  17
     2.8   Preferred Share Liquidation; Conversion of Common Shares and
           Cancellation of Options.......................................  18
     2.9   Conversion of Sub Common Stock................................  19
     2.10  Shareholders' Approval........................................  19
     2.11  Statement of Estimated Merger Consideration; Exchange of
           Shares; Payment...............................................  20
     2.12  Stock Options.................................................  26
     2.13  Dissenting Shares.............................................  26
     2.14  Closing.......................................................  27
     2.15  Determination of the Merger Consideration.....................  27
     2.16  Allocation of Merger Consideration............................  34


                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY


     3.1   Organization and Qualification................................  34
     3.2   Capitalization of the Company; Validity of Shares; Voting
           Trusts........................................................  36
     3.3   Authority Relative to this Agreement..........................  37
     3.4   Consents and Approvals........................................  38
     3.5   Non-Contravention.............................................  38

     3.6   Environmental Matters.........................................  39
     3.7   Licenses and Permits..........................................  41
     3.8   Compliance with Laws..........................................  42
     3.9   Financial Statements..........................................  43
     3.10  Absence of Changes............................................  44
     3.11  No Undisclosed Liabilities....................................  50
     3.12  Litigation....................................................  51
     3.13  Real Property.................................................  51
     3.14  Personal Property.............................................  55
     3.15  Inventory.....................................................  57
     3.16  Sufficiency of assets.........................................  58
     3.17  Books and Records.............................................  58
     3.18  Intellectual Property.........................................  58
     3.19  Contracts.....................................................  59
     3.20  Insurance.....................................................  63
     3.21  Accounts receivable...........................................  64
     3.22  Labor matters.................................................  64
     3.23  Employee Plans................................................  67
     3.24  Tax Matters...................................................  75
     3.25  Transactions with Certain Persons.............................  77
     3.26  Purchase Commitments and Outstanding Bids.....................  78
     3.27  Customers.....................................................  78
     3.28  Suppliers.....................................................  78
     3.29  Warranties; Product Liability.................................  79
     3.30  Banking Relationships.........................................  80
     3.31  No Other Agreements to Sell the Assets or Stock of the Company  81
     3.32  Prohibited Payments...........................................  81
     3.33  Year 2000 Matters.............................................  82
     3.34  Brokers.......................................................  82
     3.35  Full Disclosure; No Other Representations.....................  82

                                  ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF BUYER AND SUB


     4.1   Organization; Qualification...................................  83
     4.2   Authority Relative to this Agreement..........................  83
     4.3   Consents and Approvals........................................  84
     4.4   Non-Contravention.............................................  85
     4.5   Litigation....................................................  85
     4.6   Investment Intent.............................................  86
     4.7   Adequate Funds................................................  86
     4.8   Brokers.......................................................  86

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

     5.1   Conduct of Business...........................................   86
     5.2   Forbearances..................................................   87
     5.3   Negotiations with Others; Notification........................   92
     5.4   Investigation of Business and Properties......................   94
     5.5   Confidentiality...............................................   95
     5.6   Books and Records.............................................   97
     5.7   Expenses......................................................   97
     5.8   HSR Filings...................................................   97
     5.9   No Disclosure; Public Announcements...........................   97
     5.10  Efforts to Consummate.........................................   98
     5.11  Indemnification of Officers and Directors.....................   99
     5.12  Obligations of Merger Subsidiary..............................  101
     5.13  Related Party Accounts........................................  101
     5.14  Lender Releases...............................................  102
     5.15  Closing Deliveries............................................  102
     5.16  Further Assurances............................................  103


                                  ARTICLE VI
                      CONDITIONS TO OBLIGATIONS OF BUYER


     6.1   Representations and Warranties................................  104
     6.2   Performance of this Agreement.................................  104
     6.3   Consents and Approvals........................................  105
     6.4   Injunction, Litigation, etc...................................  105
     6.5   Legislation...................................................  105
     6.6   Proceedings...................................................  105
     6.7   Resignations..................................................  106
     6.8   Opinion of Counsel............................................  106
     6.9   Closing Deliveries............................................  106
     6.10  Shareholder Approval; Dissenters Rights.......................  106
     6.11  Material Adverse Change.......................................  107
     6.12  Tax Matters...................................................  107
     6.13  Noncompetition Agreements.....................................  107
     6.14  Escrow Agreement..............................................  107
     6.15  HSR Act.......................................................  107

                                  ARTICLE VII
                   CONDITIONS TO OBLIGATIONS OF THE COMPANY

      7.1  Representations and Warranties...................... 108
      7.2  Performance of this Agreement....................... 108
      7.3  Consents and Approvals.............................. 109
      7.4  Injunction, Litigation, etc......................... 109
      7.5  Legislation......................................... 109
      7.6  Proceedings......................................... 109
      7.7  Shareholder Approval................................ 109
      7.8  Opinion of Counsel.................................. 110
      7.9  Closing Deliveries.................................. 110
      7.10 Escrow Agreement.................................... 110
      7.11 Severance Agreements and Option Grants.............. 110
      7.12 HSR Act............................................. 111

                                 ARTICLE VIII
                 SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

      8.1  Survival of Representations......................... 111
      8.2  Indemnification by the Shareholders................. 113
      8.3  Indemnification by Buyer............................ 115
      8.4  Notice and Defense of Claims........................ 116
      8.5  Limitations on Indemnification...................... 120
      8.6  Calculation of Covered Liabilities.................. 123
      8.7  Exclusive Remedy.................................... 124
      8.8  No Right of Contribution............................ 125
      8.9  Arbitration......................................... 125

                                  ARTICLE IX
                                  TERMINATION


      9.1  Termination......................................... 126
      9.2  Procedure: Effect of Termination.................... 126

                                   ARTICLE X
                              GENERAL PROVISIONS

      10.1 Notices............................................. 127

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      10.2  Interpretation..................................... 128
      10.3  Shareholders' Representatives...................... 129
      10.4  Entire Agreement................................... 130
      10.5  No Third Party Beneficiaries....................... 131
      10.6  Successors and Assigns............................. 131
      10.7  Severability....................................... 132
      10.8  Amendment.......................................... 132
      10.9  Extension; Waiver.................................. 132
      10.10 Disclosure Schedules............................... 133
      10.11 Counterparts....................................... 133
      10.12 Governing Law...................................... 133

EXHIBIT
-------

      A    Form of Escrow Agreement
      B    Certificate of Merger
      C-1  Form of Letter of Transmittal (Preferred Shares)
      C-2  Form of Letter of Transmittal (Common Shares)
      D    Form of Option Cancellation Agreement
      E    Indemnification Provisions
      F    Form of Opinion of Counsel for the Company and the Shareholders
      G-1 Form of Confidentiality, Noncompetition and Nondisturbance Agreement G-2 Form of Confidentiality, Noncompetition and Nondisturbance Agreement G-3 Form of Confidentiality, Noncompetition and Nondisturbance Agreement
      H    Form of Opinion of Counsel for Buyer
      J-1  Form of Option Grant Letter (Tier 1)
      J-2  Form of Option Grant Letter (Tier 2)

SCHEDULES
---------

      1.1(a)   Permitted Encumbrances
      1.1(b)   Excluded Guaranty
      1.1(c)   Working Capital
      2.7      Company Debt to be Repaid at Closing
      3.1      Organization and Qualification
      3.2      Capitalization
      3.2(b)   Chroma Partners
      3.4      Consents and Approvals
      3.5      Non-Contravention
      3.6      Environmental Matters
      3.7      Licenses and Permits
      3.8      Compliance with Laws
      3.10     Absence of Changes

      3.11            Undisclosed Liabilities
      3.12            Litigation
      3.13(b)         Owned Real Property
      3.13(c)         Leased Real Property
      3.14(a)         Personal Property
      3.14(b)         Owned Personal Property
      3.14(c)         Leased Personal Property
      3.15            Inventory
      3.18            Intellectual Property
      3.19            Material Contracts
      3.20            Insurance
      3.21            Accounts Receivable
      3.22(a)         Employment Agreements
      3.22(b)         Grievances
      3.22(c)         Unfair Labor Practices
      3.22(d)         Affirmative Action Plans
      3.22(e)         Wages
      3.22(f)         Employment Practices
      3.22(g)         Osha
      3.22(i)         Employees
      3.23            Employee Plans
      3.23(b)(iv)     Employment at Will
      3.23(b)(xi)     Acceleration of Rights
      3.24            Tax Matters
      3.25            Transactions with Certain Persons
      3.27            Customers
      3.28            Suppliers
      3.29(a)         Warranties
      3.29(b)         Product Liability
      3.30            Banking Relationships
      4.3             Consents and Approvals
      5.2             Forbearances
      6.10            Shareholder Approval
      6.13            Noncompetition Agreements
      8.2(a)          Pro-Rata Share
      8.2(a)(iv)      Indemnified Matters
      8.5             Allocable Share
     10.2(a)          Company's Executive Officers
     10.2(b)          Buyer's Executive Officers

                         AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of June 4, 1999, is made among COLLINS & AIKMAN FLOORCOVERINGS, INC., a Delaware corporation ("Buyer"), MONTEREY MERGER COMPANY, INC., a Delaware corporation and a wholly-owned subsidiary of Buyer ("Sub"), and MONTEREY CARPETS, INC., a Delaware corporation (the "Company").

                                   RECITALS


     A. This Agreement provides for the merger (the "Merger") of Sub into the Company, with the Company as the surviving corporation in such merger, all in accordance with the provisions of this Agreement. Upon consummation of the Merger, the Company will be a wholly-owned subsidiary of Buyer.

     B. The respective Boards of Directors of Buyer, Sub and the Company have approved the Merger. The Company intends promptly to submit to its shareholders the approval of the Merger and the approval and adoption of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     1.1 Definitions. The following terms, as used herein, have the following meanings:

          "Acquisition Price" means $50 million.

          "Action" means any complaint, claim, prosecution, indictment, action, suit, arbitration, investigation, governmental audit, inquiry or proceeding by or before any Governmental Authority.

          "Affiliate" of a Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

          "Assets" means all of the right, title and interest of a Person in and to all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned by such Person or in which such Person has any interest whatsoever.

          "Audited Company Financial Statements" has the meaning set forth in
Section 3.9(a).

          "Audited Financial Statements" has the meaning set forth in Section 3.9(b).

          "Benefit Arrangement" means any employment, consulting, severance or other similar contract, arrangement or policy (written or oral) and each plan, arrangement, program, agreement or commitment (written or oral) providing for insurance coverage (including, without limitation, any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Internal Revenue Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (ii) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate may incur any liability, and
(iii) covers any employee or former
employee of the Company or any ERISA Affiliate (with respect to their relationship with such any entity).

          "Books and Records" means all corporate and financial books and records and all manufacturing, maintenance and sales records, including in each case disk or tape files, printouts, runs or other computer-based books and records and any interest in all computer programs required to access, and the equipment containing all such computer-based information.

          "Business" means the business conducted by the Company, its Subsidiaries and Chroma, as the case may be, as of the date hereof.

          "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Richmond, Virginia, Los Angeles, California or New York, New York are authorized by Law to close.

          "Buyer's Auditors" means Arthur Andersen LLP.

          "Capitalized Leases" means any lease of which the Company or its Subsidiaries is the lessee which is required to be capitalized on the balance sheet in accordance with GAAP.

          "Cash" means the amount of cash of the Company on hand, in banks or in money market or other liquid investments in excess of the amount of checks written but not cleared as of the Closing Date.

          "Certificate" means a Common Share Certificate or Preferred Share Certificate.

          "Chroma" means Chroma Systems Partners, a California general partnership.

          "Closing" has the meaning set forth in Section 2.14.

          "Closing Date" has the meaning set forth in Section 2.14.

          "Closing Date Working Capital" means the Working Capital of the Company as of the close of business on the Business Day immediately preceding the Closing Date determined in accordance with Schedule 1.1(c) pursuant to the procedures set forth in Section 2.15.

          "Common Share Certificate" has the meaning set forth in Section
2.11(c).

          "Common Shares" means the outstanding shares of Common Stock, $.01 par value, of the Company.

          "Common Share Merger Consideration" means the amount by which the Merger Consideration exceeds the Option Consideration.

          "Company Debt" means the sum of (i) indebtedness for borrowed money from third parties, including the HMD Note and the outstanding loan balance under the SunTrust Bank Term Loan, but excluding advances on the factoring agreement with SunTrust Bank (which shall be included in the calculation of Working Capital), plus any accrued interest and, with respect to Company Debt to be repaid as contemplated by Section 2.7, any associated prepayment or other penalties or costs incurred in connection with the consummation of the transactions contemplated hereby, (ii) guarantees (other than the guaranty set forth on Schedule 1.1(b)) of indebtedness for borrowed money of any Person other than a wholly-owned Subsidiary and (iii) the consolidated capitalized liability of the Company and its Subsidiaries under Capitalized Leases; provided that, for
                                                              --------
purposes of determining the Estimated Merger Consideration and the Merger Consideration, (A) there shall be subtracted from Company Debt the aggregate exercise price of Executive Stock Options which are exercised by the holders thereof on or after the date hereof and not later than the Closing Date (whether paid in cash or by offset of Merger Consideration payable to such holders upon consummation of the Merger against the amount due under promissory notes delivered by such holders in payment of the exercise price of such Executive Stock Options) and
(B) there shall be added to Company Debt any cash distributions not in the ordinary course of business consistent with past practice received by the Company or its Subsidiaries from Chroma on or after the date hereof.

          "Contract" means any agreement, contract, lease, note, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which the Company, a Subsidiary or Chroma is a party or which relates to the Business or any of the Assets of the Company, its Subsidiaries or Chroma, whether oral or written, and which pursuant to its terms has not expired, terminated or been fully performed by the parties thereto.

          "Covered Liabilities" means any and all debts, losses, liabilities, claims, fines, royalties, deficiencies, damages (including diminution in value), Actions, obligations, payments (including those arising out of any demand, assessment, settlement, judgment or compromise relating to any Action), costs (including costs of mitigation) and expenses (including interest and penalties due and payable with respect thereto and reasonable attorneys' and accountants' fees and any other reasonable out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Action or in investigating, preserving or enforcing another party's obligations hereunder), including any of the foregoing arising under, out of or in connection with any Action, order or consent decree of any Governmental Authority or award of any arbitrator of any kind.

          "DGCL" means the Delaware General Corporation Law.

          "Dissenting Shares" has the meaning set forth in Section 2.13.

          "Effective Time" has the meaning set forth in Section 2.2.

          "Employee Plans" means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

          "Encumbrance" means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, conditional sales agreement or encumbrance, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement.

          "Environmental Laws" means all applicable federal, state, district and local laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, Environmental Permits or demand letters issued, promulgated or entered pursuant thereto by a Governmental Authority, relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), including (i) laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Substances, in each case as in effect on the Closing Date. By way of example only, Environmental Laws include the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended ("RCRA"), the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational Safety and

Health Act, as amended, and all analogous laws promulgated or issued by any state or other Governmental Authority.

          "Environmental Permits" means Licenses and Permits issued, promulgated or entered pursuant to Environmental Laws.

          "Environmental Reports" means any and all written analyses, summaries or explanations, in the possession or control of the Company, its Subsidiaries or Chroma, of (i) Hazardous Emissions, Handling Hazardous Substances or any environmental conditions in, on or over the Facilities or (ii) the Company's, its Subsidiaries' and Chroma's compliance with Environmental Laws.

          "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, or otherwise required to be aggregated with, any of the Company, its Subsidiaries or Chroma as set forth in Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

          "Escrow Agent" means the Person appointed as the escrow agent under the Escrow Agreement.

          "Escrow Agreement" means the agreement entered into, by or on behalf of the Shareholders, on the one hand, and Buyer, on the other hand, substantially in the form of Exhibit A hereto.

          "Escrow Fund" means, at any time, the amount held under the Escrow Agreement at such time.

          "Escrow Payment" means $6 million.

          "Estimated Common Share Merger Consideration" has the meaning set forth in Section 2.11(a).

          "Estimated Merger Consideration" has the meaning set forth in Section 2.11(a).

          "Estimated Unadjusted Merger Consideration" has the meaning set forth in Section 2.11(a).

          "Estimated Option Consideration" has the meaning set forth in Section 2.11(a).

          "Excess Section 3.2 Liabilities" has the meaning set forth in Section 8.2(b).

          "Executive Stock Options" means options to purchase in the aggregate 60,906 Common Shares of the Company issued pursuant to the Stock Option Plans.

          "Facilities" means all plants, offices, manufacturing facilities, stores, warehouses, administration buildings and all real property owned or leased by the Company, its Subsidiaries or Chroma on the Closing Date.

          "Final Closing Date Adjustment Report" has the meaning set forth in
Section 2.15(c).

          "Financial Statements" means the Audited Financial Statements and/or the Interim Financial Statements as the context requires.

          "Fixtures and Equipment" means all of the furniture, fixtures, furnishings, machinery, equipment, spare parts, supplies, appliances, vehicles and other tangible personal property, wherever located, including all warranty rights with respect thereto.

          "Fully Diluted Basis" means, as to the Common Shares, the number of Common Shares that would be outstanding assuming exercise of all Executive Stock Options that are outstanding at the time of determination, but excluding any Common Shares held by the Company or any Subsidiary.

          "GAAP" means generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

          "General Escrow Fund" means the portion of the Escrow Fund, initially funded with $5,000,000, held by the Escrow Agent pursuant to the Escrow Agreement, to fund the obligations of the Shareholders for indemnification pursuant to Section 8.2 hereof and the obligation to repay to Buyer all or a portion of any Merger Consideration Overpayment.

          "Governmental Authority" means any federal, state, local or foreign court or tribunal, governmental, regulatory or administrative agency, department, bureau, authority or commission or arbitral panel.

          "Handling Hazardous Substances" has the meaning set forth in Section 3.6.

          "Hazardous Emissions" has the meaning set forth in Section 3.6.

          "Hazardous Substances" means all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws. By way of example only, the term Hazardous Substances includes petroleum, urea formaldehyde, flammable, explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos, slag, acids, metals, solvents and waste waters.

          "HMD Note" means the promissory note dated January 1, 1997 in the original principal amount of $1,210,667 issued by the Company to Hall, Morris & Drufva II, L.P., the principal balance of which was $235,407.48 after giving to the $33,692.64 principal payment on May 4, 1999.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "indemnified party" has the meaning set forth in Section 8.4.

          "indemnifying party" has the meaning set forth in Section 8.4.

          "Indemnifying Securityholder" has the meaning set forth in Section 8.2(a).

          "Intellectual Property" means all trade names, trademarks and service marks, patents, patent rights, copyrights, whether domestic or foreign, (as well as applications, registrations or certificates for any of the foregoing), inventions, trade secrets, proprietary processes, software and other industrial and intellectual property rights.

          "Interim Financial Statements" has the meaning set forth in Section 3.9(b).

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

          "Leased Real Property" has the meaning set forth in Section 3.13(c).

          "Licenses and Permits" means all registrations, applications, filings, certifications, licenses, permits, approvals, consents, qualifications, authorizations and waivers of any Governmental Authority, but does not include Environmental Permits.

          "Material Adverse Effect" or "Material Adverse Change" means as to any Person any material adverse effect on or material adverse change with respect to
(i) the business, operations, assets, liabilities, condition (financial or otherwise), results of operations or prospects of such Person and its Subsidiaries, taken as a whole, or (ii) the right or ability of such Person or any of its Subsidiaries to consummate the transactions contemplated hereby.

          "Material Contracts" has the meaning set forth in Section 3.19.

          "Merger" has the meaning set forth in the Recitals.

          "Merger Consideration" means the dollar amount determined by adjusting the Acquisition Price as follows:

          (i)  adding thereto the Working Capital Adjustment; and

          (ii) subtracting therefrom the sum of (A) the aggregate amount of the Company Debt on a consolidated basis, and without duplication, as of the Closing Date and (B) the amount of the Preferred Share Liquidation Payment.

          "Multiemployer Plan" means any "multiemployer plan," as defined in
Section 4001(a)(3) or 3(37) of ERISA, which (i) the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and (ii) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with any such entity).

          "Option Consideration" means the amount that results from (i) multiplying the aggregate number of Common Shares of the Company issuable on exercise of the Executive Stock Options that are outstanding immediately prior to the Effective Time (collectively the "Option Shares") by the Merger Consideration Per Common Share (determined on a Fully Diluted Basis, as if all of such Option Shares were outstanding at the Effective Time) and (ii) subtracting from the resulting product thereof the aggregate sum of the exercise prices that the Company would have received had all of such Executive Stock Options been exercised for cash immediately prior to the Effective Time.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Pension Plans" means any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which (i) the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability (including, without limitation, any contingent liability) and (ii) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with any such entity).

          "Permitted Encumbrances" means (i) statutory liens for current state and local property taxes or assessments not yet due or delinquent; (ii) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company; (iii) exceptions shown on the title reports or surveys furnished by the Company to Buyer on or before the date hereof and which do not materially affect the use, value, enjoyment, occupancy or marketability of such property; (iv) liens or encumbrances set forth in
Schedule 1.1(a) hereto; and (v) such other recorded liens, imperfections in title, charges, easements, restrictions and encumbrances which do not materially affect the use, value, enjoyment, occupancy or marketability of such property.

          "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or an agency or instrumentality thereof.

          "Personal Property Leases" has the meaning set forth in Sections 3.14(c).
          "Personnel" of a corporation or other business entity means all directors, officers and employees of such corporation or other business entity, and of any Subsidiary thereof.
          "Preferred Shares" means the outstanding shares of Series A Preferred Stock, $.01 par value, of the Company.
          "Preferred Share Certificate" has the meaning set forth in
 Section 2.11(c).

          "Preferred Share Liquidation Payment" means the product of $10.00 times the number of Preferred Shares issued and outstanding at the Effective Time (other than Preferred Shares, if any, owned by Buyer, Sub, the Company or any Subsidiary of the Company, Buyer or Sub), together with all accrued and unpaid dividends thereon, all as set forth in Section 4 of Article 4 of the Company's Certificate of Incorporation.

          "Preliminary Adjustment Schedules" has the meaning set forth in
Section 2.15(a).
          "Real Property Leases" has the meaning set forth in Sections 3.13(c). "Scheduled Closing Date" has the meaning set forth in Section 2.14. "Securities Act" has the meaning set forth in Section 3.2(a). "Shareholders" means the Persons who are holders of Common Shares or
Executive Stock Options.
          "Shareholders' Auditors" means such firm of independent certified public accountants selected by the Shareholders' Representatives.
          "Shareholders' Expenses" has the meaning set forth in Section 5.7. "Shareholders' Representatives" has the meaning set forth in
 Section 10.3.

          "Special Escrow Fund" means the portion of the Escrow Fund, initially funded with $1,000,000, held by the Escrow Agent pursuant to the Escrow Agreement, to fund the obligations of the Shareholders for indemnification for breach of the representations and warranties set forth in Section 3.2 hereof.

          "Stock Option Plans" means the Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan - 1989 and the Incentive Stock Option and Nonqualified Stock Option Plan - 1993 of the Company.

          "Subsidiary" with respect to any Person, means any corporation or other business entity, whether or not incorporated, of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the Board of Directors, or other persons performing similar functions with respect to such entity, is held directly or indirectly by such Person.

          "Survival Period Termination Date" has the meaning set forth in
Section 8.1.
          "Survival Period" has the meaning set forth in Section 8.1.

          "Surviving Corporation" has the meaning set forth in Section 2.1.

          "Tax Benefit" means the tax effect of any item of loss, deduction or credit or any other item (including any increase in tax basis of Assets of the Company, its Subsidiaries or Chroma) which decreases Taxes paid or payable.

          "Tax Law" means the Internal Revenue Code, federal, state or local, whether domestic or foreign, laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

          "Tax Loss" means the tax effect of any item (including any decrease in tax basis of Assets of the Company, its Subsidiaries or Chroma) which increases Taxes paid or payable.

          "Tax Returns" means any and all returns, reports, declarations and information statements with respect to Taxes required to be filed by or on behalf of the Company, its Subsidiaries or Chroma with any Taxing Authority, whether domestic or foreign, including consolidated, combined or unitary returns and all amendments thereto.

          "Taxes" means (i) all federal, state and local, whether domestic or foreign, taxes or assessments, including those relating to income, gross receipts, gross income, capital stock, franchise, profits, employees and payroll, withholding, foreign withholding, social security, unemployment, disability, license, real property, personal property, intangibles, stamp, excise, sales, use, transfer, occupation, value added, ad valorem, customs
                                                       -- -------
duties, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code), alternative minimum or estimated taxes or other similar tax, duty or governmental charge, together with any interest, penalties or additions to tax or additional amounts with respect to the foregoing, whether disputed or not and (ii) any obligations under any agreements or arrangements with respect to any Taxes described in clause (i) hereof.

          "Taxing Authority" means any Governmental Authority including social security administration, domestic or foreign, having jurisdiction over the assessment, determination, collection, or other imposition of Taxes.

          "Unadjusted Merger Consideration" has the meaning set forth in
Section 2.15(a).
          "Unpaid Shareholders' Expenses" has the meaning set forth in
Section 5.7.

          "Welfare Plan" means any "employee welfare benefit plan" as defined in
Section 3(1) of ERISA, which (i) any of the Company, its Subsidiaries or Chroma or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which the Company, its Subsidiaries or Chroma or any ERISA Affiliate may incur any liability and
(ii) covers any employee or former employee of the Company, its Subsidiaries or Chroma or any ERISA Affiliate (with respect to their relationship with any such entity).

          "Working Capital" means the sum of the consolidated current assets of the Company identified in Schedule 1.1(c) in excess of the sum of the consolidated current liabilities of the Company identified in Schedule 1.1(c), in each case determined in accordance with GAAP applied on a basis consistent with the 1998 Audited Company Financial Statements.

          "Working Capital Adjustment" means (i) if the Closing Date Working Capital is more than $8,300,000, the amount of such difference expressed as a positive number, (ii) if the Closing Date Working Capital is less than $7,900,000, the amount of such difference expressed as a negative number or
(iii) if the Closing Date Working Capital is at least $7,900,000 but not more than $8,300,000, zero ($0.00).

                                  ARTICLE II
                                  THE MERGER

     2.1 The Merger. Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, and in accordance with the DGCL, at the Effective Time, Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall be governed by the DGCL.

     2.2 Effective Time. On the Closing Date, the parties shall cause the Merger to be consummated by causing a certificate of merger substantially in the form of Exhibit B with respect to the Merger to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time of filing the certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the "Effective Time").

     2.3 Effects of the Merger. The Merger shall have the effects set forth in Sections 251 and 259 of the DGCL.

     2.4 Certificate of Incorporation and Bylaws. The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth in the Certificate of Merger upon the filing thereof pursuant to Section 2.14 hereof and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

     2.5 Directors. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     2.6 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     2.7 Required Repayment of Company Debt. At the Effective Time Buyer shall provide the Surviving Corporation with the funds necessary, and shall cause the Surviving Corporation, to repay in full the Company Debt set forth in Schedule 2.7.

     2.8 Preferred Share Liquidation; Conversion of Common Shares and Cancellation of Options.

          (a) Each Preferred Share outstanding immediately prior to the Effective Time (other than Preferred Shares, if any, owned by Buyer, Sub, the Company or any Subsidiary of the Company, Buyer or Sub) shall, by virtue of the Merger and Section 4(a)(2) of Article 4 of the Company's Certificate of Incorporation as in effect on the date hereof, and without any action on the part of the holder thereof, automatically be converted into the right to receive the portion of the Preferred Share Liquidation Payment applicable to such Preferred Share upon surrender of the certificate representing such Preferred Share as provided in Section 4 of Article IV of the Company's Certificate of Incorporation and in Section 2.11 hereof. At the Effective Time, and provided that Buyer has paid or caused to be paid the Preferred Share Liquidation Payment to the Shareholders' Representatives, all accruals of dividends on and all other rights of holders of Preferred Shares as set forth in the Company's Certificate of Incorporation shall cease and shall be of no further force and effect.

          (b) Each Common Share outstanding immediately prior to the Effective Time (other than Common Shares, if any, owned by Buyer, Sub, the Company or any Subsidiary of the Company, Buyer or Sub, and Dissenting Shares, if any) shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into the right to receive, in accordance with Sections 2.11(c), 2.11(d) and 2.15, the Common Share Merger Consideration divided by the aggregate number of Common Shares outstanding at the Effective Time (other than any Common Shares purchasable on exercise of any Executive Stock Options and Common Shares, if any, owned by Buyer, Sub, the Company, or any Subsidiary of the Company, Buyer or Sub) upon surrender of the certificate representing such Share as provided in Section 2.11.

          (c) Each Common Share and each Preferred Share, if any, owned by Buyer, Sub, the Company or any Subsidiary of the Company, Buyer or Sub immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled and cease to exist at and after the Effective Time and no consideration shall be paid with respect thereto.

          (d) Each Executive Stock Option for which a Option Cancellation Agreement has been executed and delivered either as of or immediately prior to the Effective Time shall thereafter represent the right to receive the portion of the Option Consideration allocable to the Executive Stock Options so canceled by the holder thereof, which shall be paid in the manner and to the extent set forth in Sections 2.11 and 2.15 of this Agreement.

     2.9 Conversion of Sub Common Stock. Each share of common stock, par value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into and thereafter represent one validly issued, fully paid and nonassessable common share, par value $.01 per share, of the Surviving Corporation, so that thereafter Buyer will be the sole and exclusive owner of the outstanding capital stock of the Surviving Corporation.

     2.10 Shareholders' Approval. The Company, acting through its Board of Directors (which shall have recommended approval of the Merger and approval and adoption of this Agreement to its shareholders), shall, in accordance with applicable law, use its best efforts to obtain the approval of the Merger and the approval and adoption of this Agreement by its shareholders.

     2.11 Statement of Estimated Merger Consideration; Exchange of Shares; Payment.

           (a) Not less than three days prior to the Closing Date, the Company shall deliver to Buyer a statement signed by a vice president of the Company setting forth in reasonable detail the calculation of the Company's estimate of
(i) the Working Capital Adjustment (the "Estimated Working Capital Adjustment"), if any, and (ii) the Merger Consideration prior to application of the Working Capital Adjustment (the "Estimated Unadjusted Merger Consideration"), which calculations must, in each case, be acceptable to Buyer, acting reasonably and without undue delay. The "Estimated Merger Consideration" means the Estimated Unadjusted Merger Consideration plus the Estimated Working Capital Adjustment. Such calculations also shall set forth the Company's calculation of the adjustments to the Acquisition Price, as contemplated by the definition of Merger Consideration, to arrive at the Estimated Merger Consideration, and the respective portions of the Estimated Merger Consideration that will be payable
(i) to the holders of the outstanding Common Shares (the "Estimated Common Share Merger Consideration") and (ii) the holders of the outstanding Executive Stock Options (the "Estimated Option Consideration"), and the allocable portion of the Escrow Payment to be deducted and withheld from the Estimated Option Consideration and the Estimated Common Share Merger Consideration, as the case may be.

          (b) At the Effective Time, Buyer shall deposit or cause to be deposited in immediately available funds (i) with the Escrow Agent, the Escrow Payment to be held and disbursed in accordance with the terms of the Escrow Agreement, and (ii) with the Shareholders' Representatives, an amount equal to
(A) the Preferred Share Liquidation Payment to be distributed to the holders of Preferred Shares and (B) the difference between the Estimated Merger Consideration and the Escrow Payment for disbursement to the respective holders of the Common

Shares and the Executive Stock Options, in each case outstanding immediately prior to the Effective Time, in the manner set forth below (such disbursement to be the responsibility of the Shareholders' Representatives and not the Surviving Corporation); provided that the portion of the Common Share Merger Consideration
              --------
allocable to holders of Dissenting Shares, if any, shall be retained by the Surviving Corporation and disbursed in accordance with Section 2.13 hereof. At the time such deposits are made with the Shareholders' Representatives, the Company shall deliver to Buyer and the Shareholders' Representatives a certificate setting forth (i) the amount of the Preferred Share Liquidation Payment and the amount thereof that is payable in respect of each Preferred Share that was outstanding immediately prior to the Effective Time and the identity of, and the number of Preferred Shares owned by, each holder of Preferred Shares; (ii) the amount of the Estimated Common Share Merger Consideration in excess of the pro-rata portion of the Escrow Payment allocable to holders of Common Shares and the amount thereof that is payable in respect of each Common Share that was outstanding immediately prior to the Effective Time, and the identity of, and the number of Common Shares owned by, each holder of Common Shares and (iii) the Estimated Option Consideration in excess of the pro-rata portion of the Escrow Payment allocable to holders of Executive Stock Options, and the amount thereof payable to each holder of Executive Stock Options that were canceled as of the Effective Time in exchange for such Option Consideration.

             (c)

                 (i) Prior to the Effective Time, the Company shall hand deliver or mail (A) to each holder of record of an outstanding certificate or certificates representing any Preferred Shares or Common Shares a letter of transmittal substantially in the form of Exhibits C-1 and C-2 hereto, respectively, and, (B) to the extent not theretofore exercised, to the holders of Executive Stock Options an Option Cancellation Agreement substantially in the form of Exhibit D hereto.

               (ii) Subject to Section 2.11(d) hereof, upon the later of the Effective Time and surrender to the Surviving Corporation of a certificate (a "Preferred Share Certificate") which immediately prior to the Effective Time represented Preferred Shares (other than Preferred Shares, if any, owned by Buyer, Sub, the Company, or any Subsidiary of the Company, Buyer, or Sub), together with such letter of transmittal duly executed, the holder of such Preferred Share Certificate shall receive, in exchange therefor, an amount, in immediately available funds, equal to the portion of the Preferred Share Liquidation Payment applicable to the Preferred Shares represented by such Preferred Share Certificate.

               (iii) Subject to clause (v) of this Section 2.11(c) and to
     Section 2.11(d) hereof, upon delivery to the Surviving Corporation of an Option Cancellation Agreement for cancellation of the certificates, instruments or documents which immediately prior to the Effective Time represented an Executive Stock Option duly executed by the holder thereof, such holder shall receive the portion of the Estimated Option Consideration delivered to the Shareholders' Representatives for disbursement to the holders of Executive Stock Options, which shall be determined by multiplying the Fully-Diluted Estimated Merger Consideration Per Share (as hereinafter defined) by the number of Common Shares that were issuable on exercise of the holder's Executive Stock Options and subtracting from the product thereof (A) the aggregate of the sum of the exercise price of such holders Executive Stock Options and (B) the pro-rata portion, determined on a Fully-Diluted Basis, of the Escrow Payment allocable to such holder's canceled Executive Stock Options. For purposes of this Agreement "Fully Diluted Estimated Merger Consideration Per Share" shall be determined by (A) adding the Estimated Merger Consideration and the aggregate sum of the exercise prices of the outstanding Executive Stock Options, and (B) dividing that sum by the number of Common Shares determined on a Fully Diluted Basis and "Fully Diluted Merger Consideration Per Share" shall be determined in the same manner, except that the Merger Consideration (as hereinabove defined) shall be used in place of the Estimated Merger Consideration in such calculation.

               (iv)  Subject to clause (v) of this Section 2.11(c) and to
     Section 2.11(d) hereof, upon the later of the Effective Time and surrender to the Surviving Corporation of a certificate which immediately prior to the Effective Time represented Common Shares (a "Common Share Certificate") that are not Dissenting Shares, together with such letter of transmittal duly executed, the holder of such Common Share Certificate shall receive, in exchange therefor, an amount, in immediately available funds, equal to the product of the number of Common Shares represented by such Common Share Certificate multiplied by the Fully Diluted Merger Consideration Per Share and subtracting therefrom the pro-rata portion, determined on a Fully-Diluted Basis, of the Escrow Payment allocable to such holder's Common Shares.

               (v) No interest will be paid or accrued on any amount payable upon the surrender or delivery of a Certificate or Option Cancellation Agreement. If payment is to be made to a Person other than the Person in whose name a Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay all transfer and other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or establish to the satisfaction of the Shareholders' Representatives and Buyer that such tax has been paid or is not applicable, or provide assurances satisfactory to the Shareholders' Representatives and Buyer that any such tax will be paid by such Person. Until surrendered or canceled, as the case may be, in accordance with the provisions of this
     Section 2.11, each Certificate representing any Preferred Shares or Common Shares (other than Certificates representing Preferred Shares or Common Shares owned by Buyer, Sub, the Company or any Subsidiary of the Company, Buyer or Sub and Dissenting Shares, if any) and each instrument evidencing Executive Stock Options shall represent for all purposes only the right to receive, as provided by this Agreement, the allocable portion of the Preferred Share Liquidation Payment, Common Share Merger Consideration or the Option Consideration, as the case may be, and shall have no other rights. Any funds remaining with the Shareholders' Representatives one year following the Effective Time as a result of the failure of any former Preferred Shareholder, former Common Shareholder or former holder of Executive Stock Options to have tendered their

     Shares or Option Cancellation Agreements in accordance with the provisions hereof, shall be returned to Buyer after which time such former Shareholders of the Company or former holders of Executive Stock Options, subject to applicable law, shall look only to Buyer for payment of the Preferred Share Liquidation Payment, Common Share Merger Consideration or the Option Consideration, as the case may be, without interest thereon, and shall have no greater rights against Buyer than may be accorded to unsecured creditors of the Surviving Corporation under Delaware law. Notwithstanding anything to the contrary contained herein, neither the Shareholders' Representatives nor any party hereto shall be liable to a holder of Common Shares, Preferred Shares or Executive Stock Options for any amount paid to a public official to the extent required pursuant to applicable abandoned property, escheat or similar law.

          (d) Notwithstanding anything to the contrary set forth herein, the amount of Preferred Share Liquidation Payment to be paid upon surrender of a Preferred Share Certificate and the portion of the Estimated Merger Consideration to be received by each Shareholder upon surrender to Buyer or the Surviving Corporation of a Common Share Certificate or Option Cancellation Agreement and any other required documents, as provided in this Section 2.11, shall be reduced by (i) the amount, if any, the Shareholders' Representatives are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign Tax law and (ii) as to holders of Common Shares or Executive Stock Options not theretofore exercised, such Shareholder's allocable portion of (A) the Escrow Payment (subject to the rights of such holders to receive disbursements of the Escrow Fund to the extent and upon the terms and conditions set forth in the Escrow Agreement) and
(B) any Unpaid Shareholders' Expenses.

     2.12 Stock Options. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any Committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide for the cancellation, effective at the Effective Time, of all the outstanding Executive Stock Options theretofore granted which are not exercised prior to the Effective Time in exchange for the right to receive, subject to Sections 2.11 and 2.15, the Option Consideration under this Agreement, and the termination of the Stock Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary as of the Effective Time.

     2.13 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, holders of Common Shares who have properly exercised, perfected and not subsequently withdrawn or lost their appraisal rights with respect thereto in accordance with Section 262 of the DGCL or, if applicable, Section 1300 of the California General Corporation Law ("CGCL") (the "Dissenting Shares") shall not have any of such shares converted into the right to receive, or become exchangeable for, their applicable portion of the Merger Consideration. The holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such
Section 262 of the DGCL or Section 1300 of the CGCL, as the case may be, unless and until such holders fail to perfect or shall have effectively withdrawn or lost their dissenters rights under Section 262 of the DGCL or Section 1300 of the CGCL, as the case may be. If, after the Effective Time, any such holder of Common Shares fails to perfect or shall have effectively withdrawn or lost such right, each of such holder's Common Shares shall thereupon be treated as if it had been converted into the right to receive, and become exchangeable for, at the Effective Time, the applicable portion of the Common Share Merger Consideration, without interest thereon, as provided in Section
2.11 hereof.

     2.14 Closing. On the date which is the third Business Day after the expiration or termination of the waiting period under the HSR Act (or such other time as the parties may mutually agree) (the "Scheduled Closing Date"), a closing (the "Closing") will be held at the offices of Stradling Yocca Carlson & Rauth, 660 Newport Center Drive, Newport Beach, California 92660 (or such other place as the parties may agree) for the purpose of confirming all of the foregoing; provided, that until consummation of the Merger nothing in this
           --------
Section 2.14 shall be deemed to affect the rights and obligations of the parties under Article IX hereof. The date and time at which such Closing actually occurs are herein referred to as the "Closing Date." On the Closing Date, the Company and Sub shall execute in the manner required by the DGCL and deliver to the Secretary of State of the State of Delaware a duly executed certificate of merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective on the Closing Date.

     2.15  Determination of the Merger Consideration.

           (a) As promptly as practical, but in no event later than 60 days after the Closing Date, Buyer shall prepare and deliver to the Shareholders' Representatives (i) schedules showing the line items comprising the Working Capital as of the close of business on the Business Day immediately preceding the Closing Date and the Working Capital Adjustment, if any, and (ii) a schedule setting forth the calculation of the Merger Consideration prior to application of the Working Capital Adjustment (the "Unadjusted Merger Consideration"), in each case, setting forth in reasonable detail the data and calculations set forth therein, together with a certification by the Buyer's Chief Financial Officer stating that, except as otherwise contemplated by the definition of Working Capital, the foregoing schedules have been prepared in conformity with GAAP applied on a basis consistent with the basis on which the Audited Company Financial Statements for the year ended July 31, 1998, and were prepared in conformity with the provisions of this Agreement (collectively, the "Preliminary Adjustment Schedules").

          (b) The Shareholders' Representatives, the Shareholders' Auditors and other representatives of the Shareholders shall have full access during normal business hours to all books and records and employees of Buyer and the Company pertaining or relevant to review the Preliminary Adjustment Schedules and the resolution of any dispute with respect thereto, and shall be permitted to review the work papers, if any, of the Company and the Buyer's Auditors relating thereto. Unless the Shareholders' Representatives give written notice to Buyer on or before the 30th day after the Shareholders' Representatives' receipt of the Preliminary Adjustment Schedules, specifying in reasonable detail all objections to any items in the Preliminary Adjustment Schedules and the basis therefor, the Shareholders shall be deemed to have accepted and agreed to the Preliminary Adjustment Schedules. If the Shareholders' Representatives so notify Buyer of their objection to one or more items set forth in the Preliminary Adjustment Schedules, the Shareholders' Representatives shall be deemed to have accepted and agreed to the items set forth in the Preliminary Adjustment Schedules that are not so specified in such notice to Buyer as having been objected to. Buyer and the Shareholders' Representatives shall, during the 30 days following such notice (the "Resolution Period"), attempt to resolve their differences by mutual agreement with respect to any disputed amounts and any resolution by them as to any disputed amounts shall be final, binding and conclusive. During the period of any dispute within the contemplation of this
Section 2.15, Buyer, the Buyer's Auditors and other representatives of Buyer shall be permitted to review the work papers, if any, of the Shareholders' Auditors relating to the Preliminary Adjustment Schedules. The Shareholders and the Shareholders' Auditors and Buyer and the Buyer's Auditors shall cooperate with each other in facilitating such review.

          (c) If at the conclusion of the Resolution Period amounts remain in dispute, then all amounts remaining in dispute shall be submitted, as soon as practicable, to a mutually acceptable firm of independent public accountants of recognized national standing (the "Neutral Auditors"). If Buyer and the Shareholders' Representatives are unable to agree on the Neutral Auditors within 10 days after the expiration of the Resolution Period, Buyer and the Shareholders' Representatives shall each have the right to request the American Arbitration Association to appoint the Neutral Auditors who shall not have had a material business relationship with Buyer, the Shareholders' Representatives or any of their respective Affiliates within the past two years. The parties agree to execute a reasonable engagement letter if requested by the Neutral Auditors. The Neutral Auditors shall act as an arbitrator to determine only those issues still in dispute and to determine the Merger Consideration based upon such determinations of the issues in dispute together with those items which were resolved pursuant to Section 2.15(b). The Neutral Auditors' determinations shall be made within 45 days after their selection, shall be set forth in a written statement delivered to Buyer and the Shareholders' Representatives and shall be final, binding and conclusive. The term "Final Closing Date Adjustment Report," as used herein, means the definitive adjustment schedules agreed or deemed to have been agreed by Buyer and the Shareholders' Representatives in accordance with Section 2.15(b) or the definitive adjustment schedules resulting from the determinations by the

Neutral Auditors in accordance with this Section 2.15(c) (in addition to those items theretofore agreed by Buyer and the Shareholders' Representatives).

          (d)  Adjustment.
               ----------

              (i) After the resolution of all disputes with respect to the Final Closing Date Adjustment Report the parties shall determine (A) the difference between the Estimated Unadjusted Merger Consideration and the Unadjusted Merger Consideration and (B) the difference between the Estimated Working Capital Adjustment and the Working Capital Adjustment. As used herein, the following terms have the following meanings:

                    (A) "Unadjusted Merger Consideration Deficiency" means that the Unadjusted Merger Consideration minus the Estimated Unadjusted Merger Consideration is a positive number.

                    (B) "Unadjusted Merger Consideration Overpayment" means that the Unadjusted Merger Consideration minus the Estimated Unadjusted Merger Consideration is a negative number.

                    (C) "Working Capital Adjustment Deficiency" means that the Working Capital Adjustment minus the Estimated Working Capital Adjustment is a positive number.

                    (D) "Working Capital Adjustment Overpayment" means that the Working Capital Adjustment minus the Estimated Working Capital Adjustment is a negative number.

               (ii) In the event that the sum of (A) Unadjusted Merger Consideration as set forth in the Final Closing Date Adjustment Report minus the Estimated Unadjusted Merger Consideration and (B) the Working Capital Adjustment minus the Estimated Working Capital Adjustment is a positive number (a "Merger Consideration Deficiency"), Buyer shall cause the Company, promptly following resolution of any objections with respect to the Preliminary Adjustment Schedules, pay to the Shareholders' Representatives as agents on behalf of the Shareholders by wire transfer of immediately available funds an amount equal to the Merger Consideration Deficiency so determined plus Merger Consideration Interest (hereinafter defined) applicable thereto.

               (iii) In the event that the sum of (A) the Unadjusted Merger Consideration as set forth in the Final Closing Date Adjustment Report minus the Estimated Unadjusted Merger Consideration and (B) the Working Capital Adjustment minus the Estimated Working Capital Adjustment is a negative number (a "Merger Consideration Overpayment"), the following shall apply:

                     (A) In the event there is an Unadjusted Merger Consideration Overpayment and there is a Working Capital Adjustment Overpayment, the Escrow Agent shall, promptly following resolution of any objections with respect to the Preliminary Adjustment Schedules, pay to Buyer by wire transfer of immediately available funds an amount equal to the lesser of (A) $150,000 and (B) the sum of the Working Capital Adjustment Overpayment plus Merger Consideration Interest applicable thereto, and the

          Shareholders' Representatives as agents on behalf of the Shareholders, and not in their individual capacities, shall promptly pay to Buyer by wire transfer of immediately funds the amount of the sum of (1) the Unadjusted Merger Consideration Overpayment plus Merger Consideration Interest applicable thereto, (2) the amount if any by which the sum of the Working Capital Adjustment Overpayment and Merger Consideration Interest applicable thereto is in excess of $150,000.

                    (B) In the event there is an Unadjusted Merger Consideration Overpayment and there is a Working Capital Adjustment Deficiency, and the amount of the Unadjusted Merger Consideration Overpayment exceeds the Working Capital Adjustment Deficiency, the Shareholders' Representatives as agents on behalf of the Shareholders, and not in their individual capacities, shall, promptly following resolution of any objections with respect to the Preliminary Adjustment Schedules, pay to Buyer by wire transfer of immediately funds the amount equal to such excess together with Merger Consideration Interest applicable to such amount.

                    (C) In the event that there is an Unadjusted Merger Consideration Deficiency and a Working Capital Adjustment Overpayment that exceeds the Unadjusted Merger Consideration Deficiency, the Escrow Agent shall, promptly following resolution of any objections with respect to the Preliminary Adjustment Schedules, pay to Buyer by wire transfer of immediately available funds an amount equal to the lesser of (1) such excess together with the Merger Consideration Interest applicable thereto and
          (2) $150,000, and the Shareholders' Representatives as agents on behalf of the Shareholders, and not in their individual capacities, shall promptly pay to Buyer by wire transfer of immediately funds the amount that is equal to the amount, if any, by which the difference between (3) the Working Capital Adjustment Overpayment plus Merger Consideration Interest applicable thereto and (4) the Unadjusted Merger Consideration Deficiency plus Merger Consideration Interest applicable thereto is in excess of $150,000.

          (e) Any Merger Consideration Deficiency or Merger Consideration Overpayment shall be paid within five days after the determination thereof and shall bear interest at the prime rate of Morgan Guaranty Trust Company of New York from time to time from (and including) the Closing Date to (and including) the date immediately preceding the date of payment (as applicable, "Merger Consideration Interest") which shall be paid as provided in Section 2.15(d).

          (f) The fees and expenses of Buyer's Auditors incurred in connection with the preparation of the Preliminary Adjustment Schedules and Final Closing Date Adjustment Report shall be borne by the Surviving Corporation, and the fees and expenses of Shareholders' Auditors incurred in connection with their review of the Preliminary Adjustment Schedules and Final Closing Date Adjustment Report shall be borne by the Shareholders. The fees and expenses of any Neutral Auditors shall be borne by the Shareholders and Buyer in such amount(s) as shall be determined by the Neutral Auditors based on the proportion that the aggregate amount of disputed items submitted to the Neutral Auditors that is unsuccessfully disputed by the Shareholders, on the one hand, or the Buyer, on the other hand, as determined by the Neutral Auditors, bears to the total amount of such disputed items so submitted.

     2.16 Allocation of Merger Consideration. The parties agree that no portion of the Merger Consideration will be allocated to the Non-Competition Agreements contemplated by Section 6.13 hereof.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As an inducement to Buyer to enter into this Agreement, the Company hereby makes, as of the date hereof and as of the Closing Date, the following representations and warranties to Buyer, except as otherwise set forth in written disclosure schedules (the "Schedules") delivered to Buyer prior to the execution hereof, a copy of which is attached hereto. The Schedules are numbered to correspond to the various sections of this Article III setting forth certain exceptions to the representations and warranties contained in this
Article III and certain other information called for by this Agreement. Unless otherwise specified, no disclosure made in any particular Schedule shall be deemed made in any other Schedule unless expressly made therein (by cross-reference or otherwise) unless, and only to the extent that, it would be fairly understood on its face to contain information which also is applicable to the representation and warranty to which such other Schedule relates.

     The Company represents and warrants to Buyer the following:

     3.1  Organization and Qualification.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has corporate power and authority to own or lease all of its respective properties and assets and to carry on its business as it is presently being conducted. The Company is duly qualified and in good standing to transact business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be in good standing or to be duly qualified would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is qualified to do business is set forth in Schedule 3.1. The Company has heretofore delivered to Buyer complete and correct copies of the Certificate of Incorporation and Bylaws or equivalent organizational documents of the Company as currently in effect.

          (b) A complete list of the directors and officers of the Company and Monterey Color Systems, Inc., and of the members of the management committee of Chroma, is set forth in Schedule 3.1.

          (c) Except for Monterey Color Systems, Inc., a California corporation, the Company does not have, and has never had, any Subsidiary. Monterey Color Systems, Inc. is duly qualified and in good standing to transact business in California which is the only jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be in good standing or to be duly qualified would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

          (d) Chroma is a duly organized and validly existing general partnership under the laws of the State of California. The Company has heretofore delivered to Buyer complete and correct copies of the partnership agreement of Chroma as currently in effect.

     3.2  Capitalization of the Company; Validity of Shares; Voting Trusts.

          (a) The authorized capital stock of the Company and the amount of such stock which is outstanding is set forth in Schedule 3.2. All of the outstanding Common Shares and Preferred Shares (i) have been duly authorized, are validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights, and (ii), except as set forth in Schedule 3.2, are owned of record by the Shareholders as set forth on Schedule 3.2, free and clear of any restrictions on transfer (other than restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and state securities laws).

          (b) Monterey Color Systems, Inc., holds beneficially and of record a one-third general partnership interest in Chroma free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws and under the Chroma Partnership Agreement) and Encumbrances. There is set forth on Schedule 3.2 the name and percentage ownership interest of each of the other partners in Chroma.

          (c) All of the outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable. The Company holds beneficially and of record all of the outstanding shares of capital stock of each Subsidiary free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws) and Encumbrances.

          (d) Except as set forth in Schedule 3.2, (i) none of the Company, any Subsidiary or Chroma has any commitment to issue or sell any shares of its capital stock or partnership interests, or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire from the company, its Subsidiaries or Chroma, any shares of its capital stock or partnership interests, and no such securities or obligations are outstanding and
(ii) there are no obligations or commitments of any kind for the repurchase, redemption or other acquisition of any shares of capital stock or partnership interests of the Company, its Subsidiaries or Chroma.

          (e) Except as set forth in Schedule 3.2, none of the Company, any Subsidiary or Chroma directly or indirectly owns any capital stock of or other equity interest in any corporation, partnership or other entity or other Person.

          (f) Except as set forth in Schedule 3.2, or with respect to Chroma, in the Chroma Partnership Agreement, there are no shareholders agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the capital stock of the Company or any Subsidiary or the partnership interests of Chroma.

     3.3 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Board of Directors of the Company and, except for obtaining the requisite approval of the shareholders of the Company, no other corporate proceedings on the part of the Company are necessary with respect thereto. This Agreement has been duly executed and delivered by the Company and, assuming that Buyer and Sub have duly authorized, executed and delivered this Agreement, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be subject to or limited by (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting rights of creditors and (ii) general equitable principles, regardless whether the issue of enforceability is considered in a proceeding in equity or at law.

     3.4 Consents and Approvals. No consent, waiver, agreement, approval or authorization of, or declaration, filing, notice or registration to or with, any Governmental Authority is required to be made or obtained by the Company, its Subsidiaries or Chroma in connection with the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby other than (i) filings required in connection with or in compliance with the provisions of the HSR Act and (ii) those set forth in Schedule 3.4. Except as set forth in Schedule 3.4, and except with respect to the Company Debt listed in Schedule 2.7 which will be repaid in full at Closing as permitted by the terms thereof, there is no requirement that any party to any Material Contract, Material Lease or loan agreement to which the Company, its Subsidiaries or Chroma is a party or by which any of them is bound, consent to the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.

     3.5 Non-Contravention. The execution, delivery and performance by the Company of this Agreement does not, and the consummation by the Company of the transactions contemplated hereby will not (i) violate or result in a breach of any provision of the Certificate or Articles of Incorporation, Bylaws or similar organizational documents of the Company, its Subsidiaries or Chroma, (ii) except as described in Schedule 3.5, conflict with, result in a breach of or result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any Material Contract to which the Company, its Subsidiaries or Chroma are a party or by which the Company, its Subsidiaries or Chroma are bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, its Subsidiaries or Chroma or any of their Assets.

     3.6  Environmental Matters.

          (a) Except as set forth in Schedule 3.6, each of the Company, its Subsidiaries and Chroma have obtained all Environmental Permits required to conduct the business as it is presently being conducted, including those relating to (i) emissions, discharges or threatened discharges of pollutants, contaminants, hazardous or toxic substances or petroleum into the air, surface water, ground water or the ocean, or on or into the land ("Hazardous Emissions") and (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic substances, or petroleum ("Handling Hazardous Substances"), whether by the Company, its Subsidiaries or Chroma or by a third party on their behalf.
Schedule 3.6 contains a complete and correct list of all such Environmental Permits and their respective expiration dates. Except as set forth in Schedule 3.6, all such Environmental Permits are in full force and effect and will remain in full force and effect at least until the Effective Time and will not be terminated, rescinded or modified in a manner materially adverse to the operations of the Company and its Subsidiaries taken as a whole, or Chroma by consummation of the transactions contemplated hereby. The Company, its Subsidiaries and Chroma are in compliance in all material respects with (i) all of the terms and conditions set forth in such Environmental Permits and (ii) all of the terms and conditions contained in or required of it by any Environmental Law applicable to the Company, its Subsidiaries or Chroma, their Assets, or their respective Business.

          (b) Except as set forth in Schedule 3.6, (i) no underground storage tank or underground storage receptacle for Hazardous Substances is located on the Facilities, (ii) there have been no releases of Hazardous Substances at the Facilities during the period the Facilities have been owned or operated by the Company, its Subsidiaries or Chroma, or to the knowledge of the Company, at any other time and (iii), to the knowledge of the Company, no owners or operators of real property adjacent to the Facilities have spilled, released or discharged any Hazardous Substances onto such adjacent properties.

          (c) Except as set forth in Schedule 3.6, no facts, conditions or events exist which (i) interfere with, prevent, or, with the passage of time, would reasonably be expected to interfere with or prevent continued compliance in all material respects with any of the Environmental Permits or any Environmental Law, (ii) would reasonably be expected to give rise to any liability (whether based in contract, tort, implied or express warranty, criminal or civil statute or otherwise) under any Environmental Law relating to the Hazardous Emissions or Handling Hazardous Substances or (iii) obligate the Company, its Subsidiaries or Chroma or, with the passage of time, would reasonably be expected to cause the Company, its Subsidiaries or Chroma to be obligated to clean up, remedy, abate or otherwise restore to a former condition ("remediate"), by themselves or jointly with others, any contaminated surface water, ground water, soil or any natural resources associated therewith either on the Facilities or at any property owned by a third party, or in any building, structural or insulation materials located on or in the Facilities that contain greater than 1% asbestos, and none of the Company, its Subsidiaries or Chroma has received any notice of such events or conditions, and the Company is not aware of any such events or conditions.

          (d) Schedule 3.6 contains a complete and correct list of all waste disposal sites to which the Company, its Subsidiaries or Chroma has transported or, to its knowledge, have caused to be transported, solid or hazardous waste for purposes of disposal.

          (e) To the knowledge of the Company, none of the Company, its Subsidiaries or Chroma has released any other person from any claim or waived any rights under any Environmental Law. None of the Company, its Subsidiaries or Chroma has contractually indemnified any other person for any violation of Environmental Laws related to the Facilities or any real property formerly owned by the Company, its Subsidiaries or Chroma.

          (f) There are no consent decrees, consent orders, judgments, judicial or administrative orders or agreements (other than Environmental Permits) with or liens by, any Governmental Authority relating to any Environmental Law which regulate, obligate or bind the Company, its Subsidiaries or Chroma.

          (g) True and correct copies of the Environmental Reports the Company, its Subsidiaries or Chroma have been delivered to Buyer and a list of all such Environmental Reports is set forth in Schedule 3.6.

          (h) The Company, its Subsidiaries and Chroma has submitted on a timely basis all applications for operating permits, if any, required pursuant to Title V of the Clean Air Act.

     3.7 Licenses and Permits. Except as set forth in Schedule 3.7, the Company, its Subsidiaries and Chroma have all Licenses and Permits required to conduct its respective Business as it is presently being conducted. Schedule 3.7 contains a complete and correct list of all such Licenses and Permits and their respective expiration dates, all of which are in full force and effect and all of which will remain in full force and effect at least until the Effective Time and, except as set forth in Schedule 3.7, will not be terminated, rescinded or modified in a manner materially adverse to the operations of the Company, its Subsidiaries or Chroma by the consummation of the transactions contemplated hereby. The Business of the Company, its Subsidiaries and Chroma has been conducted in compliance in all material respects with such Licenses and Permits. Since July 30, 1995, no notice of a violation of any such License or Permit has been received by the Company, its Subsidiaries or Chroma or, to the knowledge of the Company, recorded or published, and no proceeding is pending or, to the knowledge of the Company threatened, to revoke or limit any of them. The Company has no reason to believe that the Licenses or Permits in effect on the date hereof will not be renewed or will be renewed with conditions that materially affect the operation of the business of the Company, its Subsidiaries and Chroma as currently conducted. The Company, its Subsidiaries and Chroma have not received any written notice to the effect that, and the Company does not have knowledge of, any currently existing circumstances that are likely to result in, a failure of the Company, its Subsidiaries or Chroma to comply in any material respect with or to be in a material violation of any such Licenses and Permits.

     3.8 Compliance with Laws. Except as set forth in Schedule 3.8, the Company, its Subsidiaries and Chroma have not since July 30, 1995, violated, and are in compliance with, (i) all applicable laws, statutes, ordinances, regulations, rules, policies, guidelines and orders of every federal, state, local or foreign government and every federal, state, local or foreign court or other Governmental Authority and (ii) every judgment, decision, decree or order of any court or governmental agency, department, authority or instrumentality (collectively, "Laws"), relating to the Assets or the business or operations of the Company, its Subsidiaries or Chroma, except to the extent that any such violation or failure to comply is likely to result in Covered Liabilities of less than $25,000 singly or $100,000 in the aggregate. The Company, its Subsidiaries and Chroma have not received any written notice to the effect that, nor does the Company have knowledge that, (i) the Company, its Subsidiaries and Chroma are not currently in compliance with, or are in violation of, any applicable Laws or (ii) any currently existing circumstances are reasonably likely to result in a failure of the Company, its Subsidiaries or Chroma to comply with, or a violation by the Company, its Subsidiaries or Chroma of, any Laws, which such failure to comply or violation would be reasonably likely to result in Covered Liabilities in excess of $25,000 singly or $100,000 in the aggregate.

     3.9  Financial Statements.

          (a) Buyer has previously been furnished by the Company with true and complete copies of (i) the audited consolidated financial statements, including the notes thereto, of the Company for the three years ended July 31, 1998 (collectively, the "Audited Company Financial Statements") together with the reports on such statements of the Company's independent certified public accountants and (ii) management's unaudited consolidated financial statements for the Company for the nine months ended April 30, 1999 (the "Interim Company Financial Statements"). The Audited Company Financial Statements present fairly, in all material respects, the consolidated financial position of the Company as of such dates and the results of operations and cash flows for such periods and have been prepared in accordance with GAAP. The Interim Company Financial Statements present fairly the consolidated financial position of the Company as of such date and the results of operations and cash flows for such period in accordance with GAAP applied on a consistent basis, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes required by GAAP.
          (b) Buyer has previously been furnished by the Company with true and complete copies of (i) the audited consolidated financial statements, including the notes thereto, of Chroma for the three years ended December 31, 1998 (collectively, the "Audited Chroma Financial

Statements" and collectively with the Audited Company Financial Statements, the "Audited Financial Statements") together with the reports on such statements of Chroma's independent certified public accountants and (ii) management's unaudited consolidated financial statements for Chroma for the three month period ended March 31, 1999 (the "Interim Chroma Financial Statements" and collectively with the Interim Company Financial Statements, the "Interim Financial Statements"). The Audited Chroma Financial Statements present fairly, in all material respects, the financial position of Chroma as of such dates and the results of operations and cash flows for such periods in accordance with GAAP. The Interim Chroma Financial Statements present fairly the financial position of Chroma as of such date and the results of operations and cash flows for such period and have been prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from normal year-end audit adjustments and the absence of footnotes required by GAAP.

          (c) The Company, its Subsidiaries and Chroma maintain systems of internal accounting controls sufficient to provide reasonable assurance that (i) material transactions are executed in accordance with management's general or specific authorizations, (ii) material transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     3.10 Absence of Changes. Except as set forth in Schedule 3.10, since April 30, 1999, (a) the businesses of the Company, its Subsidiaries and Chroma have been operated in the ordinary course consistent with past practices, (b) there has not been any Material Adverse Change with respect to the Company, its Subsidiaries or Chroma, taken as a whole and (c) to the knowledge of the Company, there has been no threatened Material Adverse Change with respect to the Company, its Subsidiaries or Chroma, taken as whole. Without limiting the generality of the foregoing, except as set forth in Schedule 3.10 since July 31, 1998, the Company, its Subsidiaries and Chroma have not:

               (i) sold, assigned, leased or transferred any of the Assets (material singly or in the aggregate to the Company, its Subsidiaries and Chroma taken as a whole) of the Company, its Subsidiaries or Chroma, other than Assets sold or disposed of in the ordinary course of business, consistent with past practice, to persons who are not Affiliates of the Company, its Subsidiaries or Chroma for fair consideration;

               (ii) canceled or terminated, or amended, modified or waived any material term of, any Material Contract to which it is a party or by which it or any of the Assets is bound;

               (iii) (A) increased the compensation payable or to become payable to any of its directors or officers, (B) increased the base compensation payable or to become payable to any of its Personnel (other than directors or officers), except for normal periodic increases in such base compensation (not exceeding, in each case, 5%) in the ordinary course of business, consistent with past practice, (C) increased the sales commission rate payable or to become payable to any of its Personnel, (D) granted, made or accrued any loan, bonus, fee, incentive compensation (excluding sales commissions), service award or other like benefit, contingently or otherwise, to or for the benefit of any of its Personnel, except pursuant to the Employee Plans set forth in Schedule 3.23, (E) adopted or amended any Employee Plan (other than any option grants under any Employee Plan referred to in clause (F) of this clause (iii)), other than (1) contributions made in the ordinary course of business, consistent with past practice or (2) the extension of coverage to any of its Personnel who became eligible after the date of this Agreement, (F) granted any additional stock options or performance unit grants or other interest under any Employee Plan, (G) entered into any new employment or consulting agreement or any written or oral termination, cancellation or amendment of any such employment or consulting agreement to which it is a party (except with respect to any employee at will without a written agreement), (H) entered into any collective bargaining agreement or terminated or amended any collective bargaining agreement to which it is a party or (I) with respect to any Shareholder, any other Affiliate or any Affiliate of any Shareholder, granted, made or accrued any payment or distribution or other like benefit, contingently or otherwise, or otherwise transferred Assets, including any payment of principal of or interest on any debt owed to any such Shareholder or Affiliate, other than (1) any payments to such person in the ordinary course of business in his capacity as an employee of the Company, its Subsidiaries or Chroma, (2) any transactions between the Company and Chroma, in the ordinary course of business and on an arms' length basis and (3) scheduled principal and interest payments on indebtedness reflected in the Interim Financial Statements;

               (iv) made any capital expenditure or commitment to make any capital expenditure except in accordance with the aggregate dollar limits set forth in the 1999 capital expenditure plan of the Company, its Subsidiaries and Chroma, true, correct and complete copies of which are set forth in Schedule 3.10; provided that any capital expenditure commitment in
                             --------
     excess of $100,000 shall be set forth in Schedule 3.10;

               (v) executed or proposed in writing to execute (A) any Lease for real property or (B) any Lease for personal property involving annual payments in excess of $50,000;

               (vi) made any material payments or given any other material consideration to customers or suppliers, other than payments or consideration made under, and in accordance with the terms of, Contracts in effect on the date hereof or payment of accounts payable incurred in the ordinary course of business or refunds and customary trade discounts in the ordinary course of business consistent with past practice;

               (vii) changed its accounting methods, principles or practices, including any change in the application or interpretation of GAAP other than as and to the extent required by GAAP;

               (viii) suffered any damage, destruction or casualty loss (whether or not covered by insurance) affecting its physical properties that exceeded $25,000 in any one instance or $100,000 in the aggregate;

               (ix) (A) issued or sold, or entered into any agreement obligating it to issue or sell, (B) declared, set aside for payment or paid dividends or distributions in respect of, or (C) directly or indirectly redeemed, purchased or otherwise acquired, or split, combined, reclassified or otherwise adjusted, any class or series of capital stock;

               (x) (A) except for advances under the Factoring Agreement dated January 26, 1995, as amended, between the Company and Trust Company Bank, and indebtedness set forth in the Interim Company Financial Statements, incurred any indebtedness for borrowed money or entered into any commitment to borrow money or (B) incurred any obligations for any performance bonds, payment bonds, bid bonds, surety bonds, letters of credit, guarantees or similar instruments;

               (xi) taken any action in anticipation of the execution of this Agreement or the sale of the Business, or for any other reason, to delay or defer expenses (including delay or postponement of capital expenditures or the payment of accounts payable), liabilities or obligations of any kind whatsoever or to accelerate any income, revenue, payment or similar item, other than in the ordinary course of business consistent with past practice;

               (xii) paid, discharged or satisfied any material liability other than any such payment, discharge or satisfaction in the ordinary course of business, consistent with past practice, of (A) liabilities reflected or reserved against on the balance sheet in the Audited Company Financial Statements or on the balance sheet in the Interim Company Financial Statements or incurred subsequent to April 30,

     1999, in the ordinary course of business, consistent with past practice, or
     (B) liabilities under, and in accordance with the terms of, any Material Contracts, Licenses and Permits and other commitments set forth in the Schedules or under Contracts (Material or other), Licenses and Permits and other commitments which are not required to be disclosed in the Schedules;

               (xiii) changed or amended its certificate or articles of incorporation or bylaws or partnership agreement;

               (xiv) (A) acquired (by merger, consolidation, acquisition of stock, other securities or assets or otherwise), (B) made a capital investment (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise) in or (C) guaranteed indebtedness for borrowed money of, (1) any Person (other than a Subsidiary) or (2) any portion of the assets of any Person that constitutes a division or operating unit of any Person (other than a Subsidiary);

               (xv) except for factoring of receivables in the ordinary course of business consistent with past practice, mortgaged or pledged, or otherwise made or suffered any Encumbrance (other than any Permitted Encumbrance) on, any material Asset or group of Assets that are material in the aggregate;

               (xvi) revalued any of its Assets, including any write-off of notes or accounts receivable or any increase in any reserve (other than in the ordinary course of business consistent with past practice), involving in excess of $25,000 individually or $100,000 in the aggregate (such amounts to be calculated without netting any decrease);

               (xvii) canceled, waived or released any right or claim (or series of related rights or claims), other than as set forth in clause
     (xvi), involving in excess of $25,000 individually or $100,000 in the aggregate;

               (xviii) made any material change in the policies or practices relating to selling practices, returns, discounts or other terms of sale or accounting therefor or in policies of employment; or

               (xix)   entered into any Contract to do any of the foregoing.

     3.11 No Undisclosed Liabilities. The Company, its Subsidiaries and Chroma do not have any material liabilities, obligations or commitments of any nature, whether known or unknown, absolute, accrued or contingent and whether due or to become due, except (i) as and to the extent set forth in the balance sheet included in the Audited Financial Statements or the Interim Financial Statements or specifically disclosed in the notes thereto, (ii) liabilities and obligations incurred after April 30, 1999 and to and including the date hereof in the ordinary course of business, (iii) liabilities which would have been disclosed in the Schedules with respect to another representation or warranty but which were not disclosed because the specific dollar thresholds set forth in such representation and warranty did not require disclosure, (iv) liabilities which are not a breach of the representations and warranties in the other Sections of this Article III because of "knowledge" or "materiality" qualifications set forth therein, but would have constituted a breach of such representations and warranties if the "knowledge" or "materiality" qualifications were not contained therein and (v) liabilities set forth in Schedule 3.11 or in any other Schedule. Except as set forth in Schedule 3.11, none of the material liabilities described in clause (ii) of this Section 3.11 relates to any breach of Material Contract, breach of warranty (in which the liability is reasonably expected to exceed

$25,000 individually or $100,000 in the aggregate), infringement or violation of law or arose out of any Action.

     3.12 Litigation. Except as set forth in Schedule 3.12, there is no outstanding order, writ, injunction, judgment or decree by any court or Governmental Authority or any Action that either is pending or, to the knowledge of the Company, threatened against the Company, any Subsidiary or Chroma (i) that relates to or affects (A) the Company, its Subsidiaries or Chroma, their business or operations or their Assets, (B) any director, officer or shareholder of the Company, its Subsidiaries or Chroma in his capacity as such or (C) any Employee Plan of the Company, its Subsidiaries or Chroma, (ii) that relates to the transactions contemplated hereby, (iii) that involves the risk of criminal liability or (iv) in which the Company, its Subsidiaries or Chroma are a plaintiff (including any derivative suits brought by or on behalf of the Company, its Subsidiaries or Chroma), and the Company does not have knowledge of any event or development that is reasonably expected to result in any such Action. There are no unsatisfied judgments or awards against the Company, its Subsidiaries or Chroma or their respective business or Assets. To the knowledge of the Company, except as set forth in Schedule 3.12, none of the Actions listed in Schedule 3.12, if adversely determined, would reasonably be expected to have a Material Adverse Effect on the Company, individually or in the aggregate.

     3.13  Real Property.

           (a)   General. The Company, its Subsidiaries and Chroma own or lease
                 -------
all real property used in the conduct of their respective businesses as presently conducted.

           (b)   Owned Real Property.  Schedule 3.13(b) sets forth all
                 -------------------
Facilities owned by the Company, its Subsidiaries or Chroma. With respect to each parcel of owned real property, except as set forth in Schedule 3.13(b), (i) either the Company, its Subsidiaries or Chroma have good and marketable fee simple title to such parcel of real property, free and clear of any and all Encumbrances other than Permitted Encumbrances, (ii) there are no leases, subleases, licenses, options, rights, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of such parcel of owned real property, (iii) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such parcel of owned real property or any portion thereof or interest therein, (iv) there are no parties (other than the Company, its Subsidiaries and Chroma, and their Personnel in their capacity as such) who are in possession of or who are using any such parcel of owned real property, (v) each such parcel of owned real property abuts on or has direct, permanent vehicular access to a public road and (vi) there is no (A) pending or, to the knowledge of the Company, threatened condemnation proceeding relating to such parcel of owned real property, (B) pending or, to the knowledge of the Company, threatened Action relating to such parcel of owned real property or (C) to the knowledge of the Company, other matter that is reasonably likely to affect materially and adversely the current use, occupancy or value of such parcel of owned real property. Each owned Facility is supplied with utilities necessary for the operation of such Facility as currently operated. The Company, its Subsidiaries and Chroma do not hold any option, right of first refusal or similar right to purchase any additional parcel of real property or any portion thereof or interest therein.

           (c)    Leased Real Property.
                  --------------------

               (i) Schedule 3.13(c) sets forth all leases ("Real Property Leases") pursuant to which Facilities are leased by the Company, its Subsidiaries or Chroma (as lessee), true and correct copies of which have been delivered to Buyer. Such Real

     Property Leases constitute all leases, subleases or other occupancy agreements pursuant to which the Company, its Subsidiaries or Chroma occupies or uses such Facilities. The Company, its Subsidiaries or Chroma, as the case may be, has a good and valid leasehold interest in, and enjoys peaceful and undisturbed possession of, all leased property described in such Real Property Leases (the "Leased Real Property"), free and clear of any and all Encumbrances other than any Permitted Encumbrances and the restrictions set forth in such Real Property Leases. With respect to each such parcel of Leased Real Property (A) to the knowledge of the Company, there are no pending or threatened condemnation proceedings or Actions relating to such Leased Real Property, (B) none of the Company, its Subsidiaries or Chroma nor, to the knowledge of the Company, any third party has entered into any sublease, license, option, right, concession or other agreement or arrangement, written or oral, granting to any Person (other than the Company, its Subsidiaries and Chroma) the right to use or occupy such Leased Real Property or any portion thereof or interest therein and (C) to the knowledge of the Company, there is no pending or threatened material special assessment relating to such Leased Real Property which the Company, its Subsidiaries or Chroma would be obligated to pay. Each leased Facility is supplied with utilities necessary for the operation of such Facility as currently operated.

               (ii)  With respect to each such Real Property Lease listed
     Schedule 3.13(c), except as set forth in such Schedule, (A) there has been no material default under any such Real Property Lease by the Company, its Subsidiaries or Chroma or, to the knowledge of the Company, by any other party thereto, (B) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause a material default under any such Real Property Lease, (C) such Real Property Lease is a valid and binding obligation of the Company, its Subsidiaries or Chroma or, to the knowledge of the Company, by any other party thereto, is in full force and effect with respect to the Company, its Subsidiaries or Chroma or, to the knowledge of the Company, by any other party thereto and is enforceable against the Company, its Subsidiaries or Chroma or, to the knowledge of the Company, by any other party thereto in accordance with its terms, except as the enforceability thereof may be limited by (1) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (2) general principles of equity, whether considered in a proceeding at law or in equity, (D) no action has been taken by the Company, its Subsidiaries or Chroma for which any of them would have material liability and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than the Company, its Subsidiaries and Chroma, without the consent of the Company, its Subsidiaries or Chroma, under any such Real Property Lease that is material to the Company and its Subsidiaries, taken as a whole, (E) to the knowledge of the Company, no party has repudiated in writing any material term thereof or threatened in writing to terminate, cancel or not renew any such Real Property Lease that is material to the Company and its Subsidiaries, taken as a whole and (F), except as set forth in
     Schedule 3.13(c), none of the Company, its Subsidiaries or Chroma nor Chroma has assigned, transferred, conveyed, mortgaged or encumbered any interest in any such Real Property Lease or in any Leased Real Property subject thereto (or any portion thereof).

     3.14  Personal Property.

           (a)   General.  Schedule 3.14(a) identifies all Fixtures and
                 -------
Equipment and other similar tangible personal property Assets with a book value of at least $25,000 owned or leased by the Company, its Subsidiaries or Chroma as of April 30, 1999.

           (b)   Owned Personal Property.  Except as set forth in Schedule
                 -----------------------
3.14(b), the Company, its Subsidiaries and Chroma owns all such personal property owned by them as shown in Schedule 3.14(a), free and clear of any and all Encumbrances other than Permitted Encumbrances. With respect to each such item of owned personal property (i) there are no leases, subleases, licenses, options, rights, concessions or other agreements, written or oral, granting to any Person (other than the Company, its Subsidiaries or Chroma) the right of use of any portion of such item of owned personal property, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such item of owned personal property or any portion thereof or interest therein and (iii) there are no parties (other than the Company, its Subsidiaries and Chroma, and their Personnel in their capacity as such) who are in possession of or who are using any such item of personal property that is material to the conduct of the Company's Business.

           (c)   Leased Personal Property.
                 ------------------------

               (i) Except as set forth in Schedule 3.14(c), the Company, its Subsidiaries and Chroma, as the case may be, has a good and valid leasehold interest in all of such Fixtures and Equipment that are leased by it from third parties that are used or held for use in the operation of its respective business as currently conducted, free and clear of any and all Encumbrances other than Permitted Encumbrances. Schedule 3.14(c) sets forth a listing of all Leases for personal property ("Personal Property Lease") involving annual payments in excess of $25,000, true and correct copies of which have been delivered to Buyer.

               (ii)  With respect to each such Personal Property Lease listed in
     Schedule 3.14(c), except as set forth in such Schedule, (A) there has been no material default under any such Personal Property Lease by the Company, its Subsidiaries or Chroma or, to the knowledge of the Company, by any other party thereto, (B) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause a material default under any such Personal Property Lease, (C) such Personal Property Lease is a valid and binding obligation of the Company, its Subsidiaries or Chroma or, to the knowledge of the Company, of any other party thereto, is in full force and effect with respect to the Company, its Subsidiaries or Chroma or, to the knowledge of the Company, with respect to any other party thereto and is enforceable against the Company, its Subsidiaries or Chroma or, to the knowledge of the Company, against any other party thereto in accordance with its terms, except as the enforceability thereof may be limited by (1) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (2) general principles of equity, whether considered in a proceeding at law or in equity, (D) no action has been taken by the Company, its Subsidiaries or Chroma and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than the Company, its Subsidiaries or Chroma, without the consent of the Company, its Subsidiaries or Chroma, under any such Personal Property Lease that is material to the Company, (E) to the knowledge of the Company, no party has repudiated in writing or threatened in writing to terminate, cancel or not renew any such Personal Property Lease that is material to the Company and
     (F) except as set forth in Schedule 3.14(c), none of the Company, its Subsidiaries or Chroma has assigned, transferred, conveyed, mortgaged or encumbered any interest therein or in any leased Personal Property subject thereto (or any portion thereof).

               (iii) Maintenance.  The Fixtures and Equipment owned or leased by
                     -----------
     the Company, its Subsidiaries or Chroma are in good operating condition and repair, ordinary wear and tear excepted, and are useable in the ordinary course of the Business as it is presently being conducted.

     3.15 Inventory. The inventories of raw materials, work-in-process and finished goods, and stores, supplies and spare parts, wherever located, which are owned by the Company, its Subsidiaries or Chroma and are used or held for use in the ordinary course of their respective businesses (the "Inventory") (i) is usable or saleable in the ordinary course of business, except to the extent of reserves for obsolescence and other inventory reserves recorded in Financial Statements delivered to Buyer, (ii) is sufficient but not excessive in kind or amount for the conduct of the Business taken as a whole as it is presently being conducted and (iii) is carried on the books of the Company, its Subsidiaries or Chroma at an amount which reflects valuations not in excess of the lower of cost or market determined in accordance with GAAP applied on a consistent basis. Schedule 3.15 sets forth a list of locations of Inventory not located on the owned Real Property or on real estate subject to a Lease.

     3.16 Sufficiency of Assets. The Assets constitute all of the properties and assets used or held for use in connection with, necessary for or material to the Business.

     3.17 Books and Records. The Company, its Subsidiaries and Chroma have made and kept Books and Records which, in reasonable detail, accurately and fairly reflect the activities of the Company, its Subsidiaries and Chroma in all material respects. The minute books of the Company and its Subsidiaries are true, correct and complete in all material respects and contain copies of the minutes and records of, and accurately and adequately reflect in all material respects, all meetings and actions taken by written consent of the board of directors, committees of the board of directors and shareholders of the Company and its Subsidiaries. The copies of the stock record books and the stock certificate books of the Company and its Subsidiaries are true, correct and complete and accurately reflect all transactions in connection with the Company's and its Subsidiaries, as the case may be, capital stock through and including the date hereof.

     3.18 Intellectual Property. sSchedule 3.18 sets forth a complete and correct list of all Intellectual Property that is used in connection with the Business. The Company has delivered to

Buyer true, correct and complete copies of each registration, application or other material document relating to the Intellectual Property listed or required to be listed in Schedule 3.18. The Company, its Subsidiaries or Chroma, as the case may be, owns, or possesses adequate and enforceable licenses or other rights to use, all Intellectual Property set forth in Schedule 3.18, and, except as set forth in such Schedule, such ownership and licenses will not cease to be valid and in full force and effect in any material respect by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. There is no Action pending or, to the knowledge of the Company, threatened, against the Company, its Subsidiaries or Chroma asserting that the Company's, its Subsidiaries' or Chroma's use of any Intellectual Property infringes the rights of any third party or otherwise contesting their rights with respect to any Intellectual Property and no third party has given written notice to the Company, its Subsidiaries or Chroma that such third party is claiming ownership of or right to use any Intellectual Property listed or required to be listed in Schedule 3.18, and, to the knowledge of the Company (i) there are no grounds for any such assertion and (ii) no third party is infringing upon the rights of the Company, its Subsidiaries or Chroma in the Intellectual Property listed or required to be listed in Schedule 3.18 in a manner which would reasonably be expected to have a Material Adverse Effect on the Company.

     3.19  Contracts.

           (a) Schedule 3.19 sets forth a complete and accurate list of all Contracts in the following categories (each, a "Material Contract") as of the date hereof (except to the extent that any such category specifies a different date, in which case such corresponding list is made as of such specified date):

               (i) each Contract (or group of related Contracts) for the furnishing of services by the Company, its Subsidiaries or Chroma involving annual revenues of more than $50,000 to the Company, its Subsidiaries or Chroma, excluding any open purchase order, or groups of related open purchase orders, from customers of less than $400,000;

               (ii) each Contract (or group of related Contracts) concerning a partnership or joint venture with, or any other investment in (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise), any other Person;

               (iii) each Contract (or group of related Contracts) (A) under which the Company, its Subsidiaries or Chroma has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money, (B) constituting a Capital Lease obligation, (C) under which the Company, its Subsidiaries or Chroma has granted an Encumbrance other than a Permitted Encumbrance on any of their Assets or (D) under which the Company, its Subsidiaries or Chroma have incurred any material obligations for any performance bonds, payment bonds, bid bonds, surety bonds, letters of credit, guarantees or similar instruments;

               (iv) each Contract (or group of related Contracts) concerning confidentiality regarding the Intellectual Property listed or required to be listed in Schedule 3.18;

               (v) each Contract (or group of related Contracts), including open purchase orders or groups of related open purchase orders, for the purchase or sale of raw materials, commodities, supplies, products or other property providing for payments in excess of $250,000 over the life of such Contract (or group of related Contracts);

               (vi) each Contract (or group of related Contracts) providing for payments in excess of $250,000 over the life of such Contract (or group of related Contracts), except for such Contracts that are cancelable on not more than 30 days' notice by the Company, its Subsidiaries or Chroma without substantial penalty or substantial increased cost;

               (vii) each distribution, franchise, license, commission, consulting, agency or advertising Contract related to the Assets or the Business of the Company, its Subsidiaries or Chroma involving annual payments in excess of $25,000, except for such Contracts that are cancelable on not more than 30 days' notice by the Company, its Subsidiaries or Chroma without substantial penalty or substantial increased cost;

               (viii) each Contract (or group of related Contracts) of the Company, its Subsidiaries or Chroma containing covenants restraining or limiting the freedom of the Company, its Subsidiaries or Chroma, or to the knowledge of the Company any of their respective officers, to engage in any line of business or compete with any Person including by restraining or limiting the right to solicit customers;

               (ix) each Contract (or group of related Contracts) with the United States, state or local government or any agency or department thereof providing for payments in excess of $100,000 over the life of such Contract (or group of related Contracts);

               (x) each other Contract (or group of related Contracts) not entered into in the ordinary course of business, consistent with past practice; and

               (xi) each Contract (or group of related Contracts), other than any Contract covered by any other clause of this Section 3.19, the consequences of a default or termination of which would reasonably be expected to have a Material Adverse Effect on the Company;

The Company has delivered to Buyer a true and correct copy of each written Contract listed in Schedule 3.19 and has included as part of Schedule 3.19 a brief summary of the material terms of each material oral Contract.

          (b)  With respect to each Material Contract set forth or described in
Schedule 3.19, except as set forth in that Schedule, (i) there is no material default under any such Material Contract by the Company, its Subsidiaries or Chroma party thereto or, to the knowledge of the Company, by any other party to any such Material Contract, (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not cause a material default under any such Contract; (iii) such Material Contract is a valid and binding obligation of the Company, its Subsidiaries or Chroma party thereto, is in full force and effect with respect to the Company, its Subsidiaries or Chroma, and is enforceable against the Company, its Subsidiaries or Chroma party thereto in accordance with its terms, except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (B) general principles of equity, whether considered in a proceeding at law or in equity;
(iv) no action has been taken by the Company, its Subsidiaries or Chroma and, to the knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would permit termination, material modification or acceleration by a party thereto other than the Company, its Subsidiaries or Chroma under any such Contract; and (v) to the knowledge of the Company, no party has repudiated any material term thereof or threatened to terminate, cancel or not renew any such Contract.

     3.20 Insurance. Schedule 3.20 contains a complete and accurate list of all policies or binders for business interruption, fire, liability, title, worker's compensation, product liability, errors and omissions and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration date, annual premium and a general description of the coverage provided) maintained by the Company, its Subsidiaries or Chroma. Such insurance provides, and during its term has provided, coverage to the extent and in the manner (i) which the Company believes is adequate for the Company, its Subsidiaries and Chroma and their respective Assets, businesses and operations, and the risks insured against in connection therewith and (ii) as may be or may have been required by law and by any and all material Contracts to which the Company, its Subsidiaries or Chroma are or have been a party. The Company, its Subsidiaries and Chroma are not in material default under any of such policies or binders and the Company, its Subsidiaries and Chroma have not since July 30, 1995, failed to give any notice or to present any material claim under any such policy or binder in a due and timely fashion. Since July 30, 1995, no insurer has refused, denied or disputed coverage of any material claim made thereunder. No insurer has advised the Company, its Subsidiaries or Chroma that it intends to reduce coverage or increase any premium in any material respect or fail to renew any existing policy or binder. All such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect through the Effective Time.

     3.21 Accounts Receivable. The accounts receivable reflected in the Interim Company Financial Statements and those acquired by the Company subsequent to April 30, 1999, but prior to the Closing (and not collected prior to Closing), have or will have arisen in the ordinary course of business.

     3.22  Labor Matters.

           (a) Schedule 3.22(a) includes a complete list of all written, and description of all oral, employment contracts, personnel policies, employment practices, supervisors' manuals, commission, and any other material arrangements applicable to any employee or former employee or any beneficiary or dependent thereof, whether or not written, whether or not deemed terminable at will or legally enforceable, and whether covering one person or more than one person, entered into, issued, adopted, or followed by the Company, its Subsidiaries or Chroma, other than an arrangement listed below in Schedule 3.23(a) as an Employee Benefit Plan. For purposes of this Section 3.22, the terms "employee" or "employees" shall be considered to include individuals rendering personal services to the Company, its Subsidiaries or Chroma as independent contractors.

           (b) Schedule 3.22(b) identifies all written and describes, to the knowledge of the Company all unwritten, grievances or complaints filed or submitted since July 30, 1995, by any employee or applicant for employment against the Company, its Subsidiaries or Chroma or, to the knowledge of the Company, against their respective employees relative to the Business whether pursuant to a collective bargaining agreement, a formal or informal grievance procedure afforded employees, or otherwise, including without limitation, any claims of sexual, racial or other harassment, discriminatory treatment, breach of collective bargaining agreement, material breach of contract, or material violation of policy.

          (c) Schedule 3.22(c) identifies all unfair labor practice charges, union organizing efforts, union certifications, bargaining unit definitions, demands for recognition or collective bargaining, strikes or work stoppages, union election results, National Labor Relations Board proceedings or related court cases relating to or affecting any employees of the Company, its Subsidiaries or Chroma since July 30, 1995.

          (d) Schedule 3.22(d) identifies all affirmative action plans, audits, conciliation agreements, Office of Federal Contract Compliance charges or proceedings, Equal Employment Opportunity Commission employment charges or proceedings, state or local unfair employment practice charges or proceedings, or any written or, to the knowledge of the Company unwritten, claims of discrimination, unequal pay, or retaliation relating to any current or former employee or applicant for employment of the Company, its Subsidiaries or Chroma since July 30, 1995.

          (e) Schedule 3.22(e) identifies and describes all pending or former state or federal wage and hour, wage payment, or other wage related investigations, claims, or proceedings, any other local, state or federal investigations, claims, or proceedings related to any current or former practice, current or former employee, or applicant for employment of the Company, its Subsidiaries or Chroma since July 30, 1995.

          (f) Schedule 3.22(f) identifies and describes all pending or former Actions not expressly identified in previous schedules under this Section 3.22 which relate to current or former employment practices, current or former employees, or applicants for employment of the Company, its Subsidiaries or Chroma, including without limitation, claims relating to the Family and Medical Leave Act, immigration law compliance, the Worker Adjustment and Retraining Notification Act, wrongful discharge, tortious interference, intentional infliction of emotional distress, or any other claim raised by or on behalf of a current or former employee or applicant for employment since July 30, 1995.

          (g) Schedule 3.22(g) identifies all pending or former Occupational Health and Safety Act or state occupational safety and health citations, charges, lawsuits, inspections, investigations, claims, and proceedings, all current, former, or suspected claims for unsafe or unhealthy working conditions, including without limitation claims for exposure to asbestos, carcinogenic substances, or other workplace risks since July 30, 1995.

          (h) All policies and practices of the Company, its Subsidiaries or Chroma are in all material respects in compliance with, and have been administered in all material respects in compliance with, all applicable requirements of law, including but not limited to federal, state, or local laws relating to employment, including without limitation, laws relating to wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, duties to prevent, disclose, warn or remedy unhealthy or unsafe workplace conditions, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, ERISA, COBRA, the Family and Medical Leave Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act, workers compensation statutes, and other federal, state or local regulations, rules, statutes, or ordinances relating to employees or employment.

           (i) Schedule 3.22(i) sets forth a true and complete list of all employees to whom the Company, its Subsidiaries or Chroma is paying compensation in excess of $50,000 per year, disability, workman's compensation and/or pension benefits, and sets forth the current annual rate of compensation for each such employee together with bonuses and incentives.

     3.23  Employee Plans.

           (a) Schedule 3.23 contains a complete list of Employee Plans. True and complete copies of each of the following documents have been delivered to
Buyer: (i) each Employee Plan (and, if applicable, related trust agreements) which covers employees of the Company, its Subsidiaries or Chroma (with respect to their relationship with the Company, its Subsidiaries or Chroma) and all amendments thereto, all summary plan descriptions, summary of material modifications (as defined in ERISA), annuity contracts or other funding instruments, the number of and a general description of the level of employees covered by each Benefit Arrangement and a complete description of any Employee Plan which is not in writing, (ii) the most recent determination letter issued by the Internal Revenue Service and any opinion letter issued by the Department of Labor with respect to each Pension Plan and each voluntary employees' beneficiary association as defined under Section 501(c)(9) of the Internal Revenue Code which covers or has covered employees of the Company, its Subsidiaries or Chroma (with respect to their relationship with the Company, its Subsidiaries or Chroma), (iii) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan or Welfare Plan which covers or has covered employees of the Company, its Subsidiaries or

Chroma (with respect to their relationship with the Company, its Subsidiaries or Chroma), (iv) all actuarial reports prepared for the last three plan years for each Pension Plan which covers or has covered employees of the Company, its Subsidiaries or Chroma (with respect to their relationship with the Company, its Subsidiaries or Chroma), and (v) a description setting forth the amount of any liability of the Company, its Subsidiaries or Chroma as of the Closing Date for payments more than thirty (30) calendar days past due with respect to each Welfare Plan which covers or has covered employees or former employees of the Company, its Subsidiaries or Chroma.

          (b)

               (i)  Pension Plans.
                    -------------

                    (A) No Pension Plan is subject to the minimum funding requirements of part 3 of Title I of ERISA or Section 412 of the Internal Revenue Code. No Pension Plan is subject to Title IV of ERISA. None of the Company, its Subsidiaries or Chroma or any ERISA Affiliate is subject to any liability under Title IV of ERISA, nor do any circumstances exist that would reasonably be expected to give rise to any such liability.

                    (B) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of the Company, its Subsidiaries or Chroma (with respect to their relationship with the Company, its Subsidiaries or Chroma) which has been operated as a qualified plan
          (1) has received a favorable determination letter from the Internal Revenue Service relating to such Pension Plan's stating that such Pension Plan and each related trust is qualified and tax-exempt under the provisions of Internal Revenue Code Sections 401(a) and 501(a) and (2) has been so qualified during the period from its adoption to the date of such determination letter. To the knowledge of the Company, no event or condition exists or has occurred that could adversely affect such qualified and tax-exempt status.

                      (C) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of the Company, its Subsidiaries or Chroma (with respect to their relationship with the Company, its Subsidiaries or Chroma) currently complies in all material respects and has been maintained in compliance in all material respects with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including ERISA and the Internal Revenue Code.

               (ii)   Multiemployer Plans. None of the Company, its Subsidiaries
                      -------------------
     or Chroma nor any ERISA Affiliate has any liability with respect to a Multiemployer Plan, and no liability will arise or be imposed on the Company, its Subsidiaries or Chroma or any ERISA Affiliate under, or with respect to, any Multiemployer Plan.

               (iii)  Welfare Plans
                      -------------

                      (A) Each Welfare Plan which covers or has covered, employees or former employees of the Company, its Subsidiaries or Chroma (with respect to their relationship with the Company, its Subsidiaries or

          Chroma) currently complies in all material respects and has been maintained in compliance in all material respects with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including ERISA and the Internal Revenue Code.

                    (B) Except as required by Section 4980B of the Internal Revenue Code or Part 6 of Title 1, Subtitle B of ERISA, or as set forth in Schedule 3.23, none of the Company, its Subsidiaries or Chroma, any ERISA Affiliate or any Welfare Plan has any obligation to make any material payment to, or with respect to any present or former employee of the Company, its Subsidiaries or Chroma or any ERISA Affiliate pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan, and, to the knowledge of the Company, no condition exists which would prevent the Company, its Subsidiaries or Chroma or an ERISA Affiliate from amending or terminating any such benefit plan or such Welfare Plan.

                    (C) Each Welfare Plan which covers or has covered employees or former employees of the Company, its Subsidiaries or Chroma (with respect to their relationship with the Company, its Subsidiaries or Chroma) and which is a "group health plan," as defined in Section 607(1) of ERISA, presently complies in all material respects with and has been operated in compliance in all material respects with provisions of Part 6 of

          Title I, Subtitle B of ERISA and Sections 162(k) and 4980B of the Internal Revenue Code at all times.

                     (D) None of the Company, its Subsidiaries or Chroma nor any ERISA Affiliate has maintained, contributed to or had any obligation to maintain or contribute to any Welfare Plan that is a Multiemployer Plan.

               (iv)  Benefit Arrangements.  Each Benefit Arrangement presently
                     --------------------
     complies in all material respects and has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, including the Internal Revenue Code. Except as provided by law, or in any employment agreement set forth in Schedule 3.23, the employment of all persons presently employed or retained by the Company, its Subsidiaries or Chroma is terminable at will.

               (v)   Unrelated Business Taxable Income; Unpaid Contributions. No
                     -------------------------------------------------------
     Employee Plan (or trust or other funding vehicle pursuant thereto) has incurred any liability under Section 511 of the Internal Revenue Code.
     None of the Company, its Subsidiaries or Chroma nor any ERISA Affiliate has any liability for unpaid contributions under Section 515 of ERISA with respect to any Employee Plan.

               (vi)  Deductibility of Payments. There is no contract, agreement,
                     -------------------------
     plan or arrangement covering any employee or former employee of the Company, its Subsidiaries or Chroma (with respect to such employee's relationship with the Company, its Subsidiaries or Chroma) that, individually or collectively, requires the payment by the Company, its Subsidiaries or Chroma of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Internal Revenue Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Internal Revenue Code.

               (vii)   Fiduciary Duties and Prohibited Transactions. None of the
                       --------------------------------------------
     Company, its Subsidiaries or Chroma or any plan fiduciary of any Welfare Plan or Pension Plan which covers has covered, employees or former employees of the Company, its Subsidiaries or Chroma has engaged in, or has any liability in respect of, any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Internal Revenue Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Internal Revenue Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA so as to create any liability of the Company, its Subsidiaries or Chroma or any Employee Plan. The Company, its Subsidiaries and Chroma have not participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan, and the Company, its Subsidiaries and Chroma have not been assessed any civil penalty under Section 502(l) of ERISA.

               (viii)  Litigation.  Other than benefit claims or appeals in the
                       ----------
     ordinary course of the operation or administration of the Employee Plans, there is no Action, order, writ, injunction, judgment or decree outstanding or, to the knowledge of the Company, any governmental audit or investigation, relating to or seeking benefits under any Employee Plan that is pending or, to the knowledge of the Company, threatened against the Company, its Subsidiaries or Chroma, any ERISA Affiliate or any Employee Plan.

               (ix)  No Amendments.  Neither the Company nor any ERISA Affiliate
                     -------------
     has announced to employees, former employees or directors an intention to create, or otherwise created, a legally binding commitment to adopt any additional Employee Plan which is intended to cover employees or former employees of the Company, its Subsidiaries or Chroma (with respect to their relationship with the Company, its Subsidiaries or Chroma) or to amend or modify in any material respect any existing Employee Plan which covers or has covered employees or former employees of the Company, its Subsidiaries or Chroma (with respect to their relationship with the Company, its Subsidiaries or Chroma).

               (x)   Insurance Contracts.  None of the Company, its Subsidiaries
                     -------------------
     or Chroma or any Employee Plan holds as an asset of any Employee Plan any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that, to the knowledge of the Company, is the subject of bankruptcy, conservatorship or rehabilitation proceedings.

               (xi)  No Acceleration or Creation of Rights.  Except as set forth
                     -------------------------------------
     in Schedule 3.23, neither the execution and delivery of this Agreement by Company nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any person to benefits under any Employee

     Plan (including the acceleration of the vesting or exerciseability of any stock options (other than as permitted by this Agreement), the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

               (xii)   No Other Material Liability.  To the knowledge of the
                       ---------------------------
     Company, no event has occurred in connection with which the Company, its Subsidiaries, Chroma or any Employee Plan would reasonably be expected to be subject to any material liability (A) under any statute, regulation or governmental order relating to any Employee Plan or (B) pursuant to any obligation of the Company, its Subsidiaries or Chroma to indemnify any person against liability incurred under any such statute, regulation or order as they relate to the Employee Plans.

               (xiii)  Severance Agreements.  The Company, its Subsidiaries and
                       --------------------
     Chroma are not a party to any severance, termination, "golden parachute" or similar arrangement in respect of any of their Personnel that will result in any obligation (absolute or contingent) of the Company, its Subsidiaries or Chroma or Buyer after the Closing to make any payment to any of such Personnel following the consummation of the transactions contemplated by this Agreement or termination of employment, whether before or after the Closing.

     3.24  Tax Matters.

           (a)  Filing of Tax Returns.  The Company, its Subsidiaries and Chroma
                ---------------------
have timely filed with the appropriate taxing authorities all Tax Returns (including information returns and other material information) in respect of Taxes required to be filed through the date hereof and will timely file any such Tax Return required to be filed on or prior to the Closing Date. All such Tax Returns are complete and accurate in all material respects. Excepts as set forth in Schedule 3.24, none of the Company, its Subsidiaries or Chroma has currently outstanding any request for any extension of time within which to file Tax Returns in respect of any Taxes. The Company has delivered to Buyer complete and accurate copies of the federal, state and local income Tax Returns for the years 1994, 1995, 1996, 1997 and 1998.

           (b)  Payment of Taxes.  All Taxes for which the Company, its
                ----------------
Subsidiaries or Chroma is or will be liable in respect of periods (or portions thereof) ending on or before the Closing Date, have been timely paid, or a reserve adequate in accordance with GAAP has been established therefor, as set forth in the Audited Financial Statements or the Interim Financial Statements or will be set forth as a current liability in the Closing Date Working Capital as the same may be finally determined pursuant to Section 2.15 hereof.

           (c)  Audits, Investigations or Claims.  No substantial deficiencies
                --------------------------------
for Taxes have been claimed, proposed or assessed in writing by any Taxing Authority against the Company, its Subsidiaries or Chroma which have not been paid or reserved in the Financial Statements. There are no pending or, to the knowledge of the Company, threatened audits, investigations or claims for or relating to any liability in respect of Taxes that in the reasonable judgment of the Company are likely to result in an additional amount of Taxes, and there are no matters under discussion with any

Taxing Authority with respect to Taxes that in the reasonable judgment of the Company is likely to result in an additional liability for Taxes to the Company, its Subsidiaries or Chroma. Audits of federal, state, and local returns for income Taxes by the relevant taxing or other governmental authorities have been completed for the periods set forth in Schedule 3.24 and the Company, its Subsidiaries and Chroma have not been notified in writing that any Taxing Authority intends to audit a Return for Taxes for any other period. No extension of a statute of limitations relating to Taxes is in effect with respect to the Company, its Subsidiaries or Chroma. Except as set forth in Schedule 3.24, no power of attorney has been executed by the Company, its Subsidiaries or Chroma with respect to any matters relating to Taxes which is currently in force.

          (d)  Encumbrances.  There are no Encumbrances for Taxes (other than
               ------------
current taxes not yet due and payable) on the Assets of the Company, its Subsidiaries or Chroma.

          (e)  Safe Harbor Lease Property.  None of the Assets is property that
               --------------------------
(i) is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Internal Revenue Code, (ii) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Internal Revenue Code or
(iii) is "tax-exempt use property" within the meaning of Section 168(h) of the Internal Revenue Code.

          (f)  Tax Election.  All elections with respect to Taxes having a
               ------------
material effect on the Company, its Subsidiaries or Chroma as of the date hereof are set forth in Schedule 3.24. The Company, its Subsidiaries and Chroma have not consented at any time to have the provisions of Section 341(f)(2) of the Internal Revenue Code (or similar provisions under state or local law) apply to any disposition of their Assets. The Company, its Subsidiaries and Chroma have not agreed to make, and are not required to make, any adjustment under Section 481(a) of the Internal Revenue Code (or similar provisions under state or local law) by reason of a change in accounting method or otherwise.

           (g)  Tax Sharing Agreements.  There are no tax sharing agreements or
                ----------------------
similar arrangements (whether written or unwritten and including Treasury Regulation Section 1.1502-6) with respect to or involving the Company, its Subsidiaries or Chroma pursuant to which the Company, its Subsidiaries or Chroma may be liable for Taxes of another Person.

     3.25  Transactions with Certain Persons.  Except as disclosed in
Schedule 3.25, (i) no officer, director or Shareholder of the Company or, to the knowledge of the Company, any member of any such Person's immediate family, is currently, or since July 30, 1995 has been, a party to any transaction, arrangement or relationship with the Company, its Subsidiaries or Chroma and
(ii) no employee or, to the knowledge of the Company, any member of any such Person's immediate family, is currently, or since July 30, 1995 has been, a party to any material transaction, arrangement or relationship with the Company, its Subsidiaries or Chroma, including (in the case of both clause (i) and clause
(ii)) any Contract or Lease (A) providing for the furnishing of services by, (B) providing for the rental of real or personal property from, or (C) otherwise requiring payments to (other than (1) dividends or distributions to any shareholder of the Company in his or her capacity as such or (2) compensation and benefits for services as officers, directors or employees of the Company, its Subsidiaries or Chroma) any such Person or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such Person has an interest as an officer, director, trustee or partner, or as the holder of more than 10% of such entity's equity securities. The only Contracts, Leases, arrangements, relationships or other items listed in Schedule 3.25 that will remain in place after the Closing or with respect to which the Company, its Subsidiaries or Chroma will have any ongoing obligations or duties are those items which are explicitly identified in Schedule 3.25 as remaining in place or having ongoing obligations or duties.

     3.26 Purchase Commitments and Outstanding Bids. No outstanding purchase order or commitment or outstanding lease commitment of the Company, its subsidiaries or Chroma that is material in amount presently is materially in excess of the normal, ordinary and usual requirements of the businesses of the Company, its Subsidiaries and Chroma or was made at any price materially in excess of the market price in effect at the time such purchase order, commitment or lease commitment was made. There is no outstanding bid, proposal or proposed Contract which will or would, if accepted, reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, on the Company and its Subsidiaries, taken as a whole, or Chroma..

     3.27 Customers. Schedule 3.27 sets forth for each of the fiscal years 1997, 1998 and 1999, the name and address of each of the ten largest customers of the Company and the five largest customers of Chroma based on the aggregate value of goods and services ordered during such period and the amount each such customer was invoiced during each such period. Except as set forth in Schedule 3.27, none of the Company, its Subsidiaries or Chroma has received any notice and does it have any reason to believe that any of the customers listed in
Schedule 3.27 (i) has ceased, or will cease to, use goods or services of the Company, its Subsidiaries or Chroma, or (ii) has substantially reduced, or will substantially reduce, the use of the goods or services of the Company, its Subsidiaries or Chroma.

     3.28 Suppliers. Schedule 3.28 sets forth for each of the fiscal years 1997, 1998 and 1999, the name and address of each of the five largest suppliers of each of the Company and Chroma based on the aggregate value of raw materials, supplies, merchandise and other goods and services ordered by the Company and Chroma during such period, and the amount each such supplier invoiced the Company of Chroma during each such period. Except as set forth in Schedule 3.28, none of the Company, its Subsidiaries or Chroma has received any notice and nor does it have any reason to believe that there has been any material adverse change in the Company's, its Subsidiaries' or Chroma's relations with its suppliers, including in the price of such raw materials, supplies, merchandise or other goods and services, or that any such supplier will not sell raw materials, supplies, merchandise or other goods and services to the Company, its Subsidiaries or Chroma after the Closing on terms and conditions similar to those used in its current sales to the Company, its Subsidiaries and Chroma.

     3.26  Warranties; Product Liability.

           (a) Except as set forth in Schedule 3.29(a), there are no express warranties contained in any contract or agreement relating to goods and services of the Company, its Subsidiaries or Chroma.

           (b) There are no pending, or to the knowledge of the Company threatened, material claims, individually or in the aggregate, against the Company, its Subsidiaries or Chroma for material compensation or penalties by reason of production or distribution errors, alleged under shipments, defective product or otherwise or of product in the hands of customers under an understanding that such product would be returnable. Except as set forth in
Schedule 3.29(b), the Company, its Subsidiaries and Chroma do not have, nor does the Company know or have reason to believe that there is any basis for alleging, any material liability, damage, loss, cost or expense as a result of any failure to meet any specification with respect thereto, defect or other deficiency

(whether of design, materials, workmanship, labeling, instructions or otherwise) ("Material Product Liability") with respect to any product sold or services rendered by or on behalf of the Company, its Subsidiaries or Chroma, whether such Product Liability is incurred by reason of express warranty (including any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any statutory provision or otherwise and irrespective of whether such Material Product Liability is covered by insurance. Except as set forth in Schedule 3.29(b), (i) no product sold by the Company, its Subsidiaries or Chroma and (ii) to the knowledge of the Company, no product produced for the Company, its Subsidiaries or Chroma by any third party, has been recalled or subject to a post-sale warning ("Recall") voluntary or involuntarily since July 30, 1995, no Recall is being considered or investigated by the Company, its Subsidiaries or Chroma, and no Recall has been requested or ordered in writing by any Governmental Authority or consumer group. Schedule 3.29(b) sets forth for each of the fiscal years 1997, 1998 and 1999, and the current fiscal year, the aggregate amount of claims submitted in writing, or to the knowledge of the Company submitted orally, by customers that any item sold by the Company, its Subsidiaries or Chroma failed to meet any specification with respect thereto or was otherwise defective, and a list of all such claims (showing customer, nature of claim and amount) that had not been fully resolved as of the date of this Agreement.

     3.30 Banking Relationships. Schedule 3.30 sets forth a complete and accurate description in all material respects of all arrangements that the Company, its Subsidiaries or Chroma have with any banks, savings and loan associations or other financial institutions providing for any accounts, including checking accounts, cash contribution accounts, safe deposit boxes, borrowing arrangements, certificates of deposit or otherwise, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of the Company, its Subsidiaries or Chroma in respect of any of the foregoing. Except as set forth in Schedule 3.30, no person holds any power of attorney or similar authority from the Company, its Subsidiaries or Chroma with respect to any such accounts.

     3.31 No Other Agreements to Sell the Assets or Stock of the Company. Other than sales of inventory or product in the ordinary course of business, consistent with past practice, none of the Company, its Subsidiaries or Chroma has any legal obligation, absolute or contingent, to any other person or firm to
(i) sell or effect a sale of all or substantially all of their Assets, (ii) sell or effect a sale of all or substantially all of the capital stock or partnership interests of the Company, its Subsidiaries or Chroma, (iii) effect any merger, consolidation or other reorganization of the Company, its Subsidiaries or Chroma or (iv) enter into any Contract or cause the entering into a Contract with respect to any of the foregoing.

     3.32 Prohibited Payments. None of the Company, its Subsidiaries or Chroma has, directly or indirectly, (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction, (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the Books and Records for any reason, (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office except where the contribution, gift or reimbursement was permitted by applicable law or (iv) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the

United States or any other country, which in any manner relates to the Assets, business or operations of the Company, its Subsidiaries or Chroma, which the Company knows or has reason to believe to have been illegal under any federal, state or local laws (or any rules or regulations thereunder) of the United States or any other country having jurisdiction.

     3.33 Year 2000 Matters. Each of the Company and its Subsidiaries and, to the knowledge of the Company, Chroma has initiated a review and assessment of all areas within their operations that would reasonably be expected to be materially adversely affected by the inability of computer hardware and software systems used by the Company, its Subsidiaries and Chroma to recognize and perform properly date-sensitive functions involving any date after December 31, 1999 ("Year 2000 Computer System Issues"). Except as set forth in Schedule 3.33, the Company and its Subsidiaries and, to the knowledge of the Company, Chroma have all systems and software solutions which the Company believes are necessary or appropriate to address and accommodate Year 2000 Computer Systems Issues as they relate to the computer systems operated by the Company, its Subsidiaries or Chroma.

     3.34 Brokers. Except for SunTrust Equitable Securities Corporation, no broker, finder or investment banker is entitled to any fee or commission for services rendered on behalf of the Company in connection with the transactions contemplated by this agreement. If the transactions contemplated by this Agreement are consummated, the Shareholders will be solely responsible for the fees and expenses of SunTrust Equitable Securities Corporation.

     3.35 Full Disclosure; No Other Representations. To the knowledge of the Company, none of the representations and warranties of the Company in this
Article III (as modified by the information set forth in the Schedules applicable thereto) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                                  ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF BUYER AND SUB

     As an inducement to the Company to enter into this Agreement, Buyer and Sub hereby make, as of the date hereof and as of the Closing Date, the following representations and warranties to the Company, except as otherwise set forth in written disclosure schedules (the "Schedules") delivered to the Company prior to the execution hereof, a copy of which is attached hereto. The Schedules are numbered to correspond to the various sections of this Article IV setting forth certain exceptions to the representations and warranties contained in this
Article IV and certain other information called for by this Agreement. Unless otherwise specified, no disclosure made in any particular Schedule shall be deemed made in any other Schedule unless expressly made therein (by cross-reference or otherwise) unless, and only to the extent that, it would be fairly understood on its face to contain information which also is applicable to the representation and warranty to which such other Schedule relates..

     Buyer and Sub represent and warrant to the Company the following:

     4.1 Organization; Qualification. Each of Buyer and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has corporate power and authority to own all of its properties and assets and to carry on its business as it is presently being conducted.

     4.2 Authority Relative to this Agreement. Each of Buyer and Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the

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transactions contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer and Sub of this Agreement and the consummation by them of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Buyer and Sub and no other corporate proceedings on the part of Buyer or Sub are necessary with respect thereto. This Agreement has been duly executed and delivered by Buyer and Sub and, assuming that the Company has duly authorized, executed and delivered this Agreement, this Agreement constitutes a valid and binding obligation of Buyer and Sub, enforceable against Buyer and Sub in accordance with its terms except as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally or (2) general principles of equity (regardless whether enforceability is considered in a proceeding at law or in equity).

     4.3 Consents and Approvals. No consent, waiver, agreement, approval or authorization of, or declaration, filing, notice or registration to or with, any Governmental Authority is required to be made or obtained by Buyer or Sub in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby other than (i) filings required in connection with or in compliance with the provisions of the HSR Act or (ii) those set forth in Schedule 4.3. There is no requirement that any party to any agreement, contract, lease, note, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment or purchase and sales order to which Buyer or any of its Subsidiaries is a party or by which any of them is bound, consent to the execution and delivery of this Agreement by the Buyer or Sub or the consummation of the transactions contemplated hereby, except for such consents the

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failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Buyer.

     4.4 Non-Contravention. The execution, delivery and performance by Buyer and Sub of this Agreement do not, and the consummation by Buyer and Sub of the transactions contemplated hereby will not (i) violate or result in a breach of any provision of the Certificate of Incorporation or Bylaws Buyer or Sub, (ii) result in a breach of or result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Buyer or Sub is a party or by which Buyer or Sub is bound, or (iii) violate in any material respect any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or Sub excluding from the foregoing clauses (ii) and (iii) such requirements, defaults, breaches, rights or violations (A) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer or
(B) that become applicable as a result of (1) the business or activities in which the Company, its Subsidiaries and Chroma or any of their Affiliates is engaged, or (2) any acts or omissions by, or facts pertaining to, the Company, Chroma or any of their Affiliates.

     4.5 Litigation. There is no Action pending or, to the knowledge of Buyer, threatened (a) against Buyer or any of its Affiliates with respect to which there is a reasonable likelihood of a determination which would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or (b) which seeks to enjoin or prevent, or questions the validity or legality of, the consummation of the transactions contemplated hereby.

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

     4.6 Investment Intent. In consummating the Merger, Buyer is acquiring the outstanding shares of the Company for investment and not with a view to resale and distribution thereof and understands and agrees that the transferability of such shares is restricted under the Securities Act and may not be sold or otherwise transferred unless such sale or other transfer is registered under the Securities Act or is exempt from the registration provisions thereof.

     4.7 Adequate Funds. On the Closing Date Buyer will have the funds needed to pay (i) the Company Debt set forth in Schedule 2.7, including the HMD Debt,
(ii) the Preferred Share Liquidation Payment, (iii) the Common Share Merger Consideration and (iv) the Option Consideration.

     4.8 Brokers. No broker, finder or investment banker is entitled to any fee or commission from Buyer for services rendered on behalf of Buyer in connection with transactions contemplated by this Agreement.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

     5.1 Conduct of Business. From the date hereof and until the Closing, the Company will conduct the Business only in the ordinary and usual course and in a manner consistent with past practices; maintain in good repair, at its expense, all of its material structures and Equipment; pay accounts payable and other obligations on or before the date set forth for payment in the invoice; and use its reasonable best efforts (i) to preserve intact the present business organization and operations of the Business, (ii) to keep available the services of its officers, employees, representatives, agents and consultants, and (iii) to preserve its relationships with licensors, suppliers, dealers, customers and others having business relationships with it. Notwithstanding the foregoing or anything to the

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contrary contained elsewhere in this Agreement, the Company shall be entitled to apply Cash, not required for its ordinary course operations (including the payment of accounts payable and other ordinary course obligations in the ordinary course of business consistent with past practice), to reduce or prepay outstanding Company Debt. The Company's management will meet with Buyer on a regular and frequent basis to discuss the general status of the ongoing operations of the Business and any material issues relating to the conduct thereof. The Company will give prompt notice to Buyer of (i) any material change in the normal conduct of its business or operations, (ii) the threat or initiation of any material litigation against the Company, its Subsidiaries or Chroma, (iii) the initiation, to the knowledge of the Company, of any investigation of its business by any party, whether private or governmental,
(iv) the occurrence or non-occurrence of any event which would be reasonably likely to cause the Company to believe that any representation or warranty of the Company herein to be untrue or inaccurate in any material respect, or the failure of the Company to comply, in any material respect, with or satisfy any covenant, agreement or the inability to satisfy any condition to be complied with or satisfied by it hereunder, (v) the giving of notice by any other partner in Chroma of termination or prospective termination of its interest in Chroma and (vi) any material budget revisions approved by the Board of Directors of the Company, and will keep Buyer fully informed of material developments with respect to such events and afford Buyer's representatives access to all materials in their possession relating thereto.

     5.2 Forbearances. Except as contemplated by this Agreement or as set forth on Schedule 5.2, the Company will not take any of the following actions, and as a partner in Chroma, shall not give approval of the taking of any such actions by Chroma, from the date hereof until the earlier of

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(a) the Effective Time or (b) termination under Article IX, without the written consent of Buyer which shall not be unreasonably withheld:

               (i) sell, assign, lease or transfer any of the Assets that are material singly or in the aggregate to the Company, its Subsidiaries and Chroma taken as a whole, other than Assets sold or disposed of in the ordinary course of business, consistent with past practice, to persons who are not Affiliates of the Company, its Subsidiaries or Chroma for fair consideration;

               (ii) cancel or terminate, or amend, modify or waive any material term of, any Material Contract to which it is a party or by which it or any of the Assets is bound;

               (iii) (A) increase the compensation payable or to become payable to any of its directors or officers, (B) increase the base compensation payable or to become payable to any of its Personnel (other than directors or officers), except for normal periodic increases in such base compensation (not exceeding, in each case, 5%) in the ordinary course of business, consistent with past practice, (C) increase the sales commission rate payable or to become payable to any of its Personnel, (D) grant, make or accrue any loan, bonus, fee, incentive compensation (excluding sales commissions), service award or other like benefit, contingently or otherwise, to or for the benefit of any of its Personnel, except pursuant to the Employee Plans set forth in Schedule 3.23, (E) adopt or amend any Employee Plan (other than any option grants under any Employee Plan referred to in clause (F) of this clause (iii)), other than (1) contributions made in the ordinary course of business, consistent with past

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     practice or (2) the extension of coverage to any of its Personnel who became eligible after the date of this Agreement, (F) grant any additional stock options or performance unit grants or other interest under any Employee Plan, (G) enter into any new employment or consulting agreement or any written or oral termination, cancellation or amendment of any such employment or consulting agreement to which it is a party (except with respect to any employee at will without a written agreement), (H) enter into any collective bargaining agreement or terminate or amend any collective bargaining agreement to which it is a party or (I) with respect to any Shareholder, any other Affiliate or any Affiliate of any Shareholder, grant, make or accrue any payment or distribution or other like benefit, contingently or otherwise, or otherwise transfer Assets, including any payment of principal of or interest on any debt owed to any such Shareholder or Affiliate, other than (1) any payments to such person in the ordinary course of business in his capacity as an employee or a director or independent contractor of the Company, its Subsidiaries or Chroma, (2) any transactions between the Company and Chroma, in the ordinary course of business and on an arms' length basis and (3) principal and interest payments on indebtedness reflected in the Interim Financial Statements;

               (iv) make any capital expenditure or commitment to make any capital expenditure except in accordance with the aggregate dollar limits set forth in the 1999 capital expenditure plan of the Company, its Subsidiaries and Chroma, true, correct and complete copies of which are set forth in Schedule 3.10;

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

               (v) execute or propose in writing to execute (A) any Lease for real property or (B) any Lease for personal property involving annual payments in excess of $50,000;

               (vi) make any material payments or give any other material consideration to customers or suppliers, other than (A) payments or consideration made under, and in accordance with the terms of, Contracts in effect on the date hereof, (B) trade discounts and rebates in the ordinary course of business consistent with past practice or (C) payment of accounts payable incurred in the ordinary course of business;

               (vii) change its accounting methods, principles or practices, including any change in the application or interpretation of GAAP other than as and to the extent required by GAAP;

               (viii) (A) issue or sell, or enter into any agreement obligating it to issue or sell, (B) declare, set aside for payment or pay dividends or distributions in respect of, or (C) other than as contemplated by Article II of this Agreement with respect to the outstanding Preferred Shares and Executive Stock Options, directly or indirectly redeem, purchase or otherwise acquire, or split, combine, reclassify or otherwise adjust, any class or series of capital stock;

               (ix) (A)except for advances under the Factoring Agreement dated January 26, 1995, as amended, between the Company and Trust Company Bank, incur any indebtedness for borrowed money or enter into any commitment to borrow

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     money or (B) incur any obligations for any performance bonds, payment bonds, bid bonds, surety bonds, letters of credit, guarantees or similar instruments;

               (x) take any action in anticipation of the sale of the Business or for any other reason to delay or defer expenses (including delay or postponement of capital expenditures or the payment of accounts payable), liabilities or obligations of any kind whatsoever or to accelerate any income, revenue, payment or similar item, other than in the ordinary course of business consistent with past practice;

               (xi) pay, discharge or satisfy any material liability other than (A) any such payment, discharge or satisfaction in the ordinary course of business, consistent with past practice, of liabilities under, and in accordance with the terms of, any Contracts, Licenses and Permits and other commitments set forth in the Schedules or under Contracts (Material or other), Licenses and Permits and other commitments which are not required to be disclosed in the Schedules and (B) payments or prepayments, whether or not in the ordinary course of business, of principal and interest in respect of Company Debt;

               (xii) change or amend its certificate or articles of incorporation or bylaws or agree to any amendments to the Chroma partnership agreement;

               (xiii) (A) acquire (by merger, consolidation, acquisition of stock, other securities or assets or otherwise), (B) make a capital investment (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise) in or (C) guarantee indebtedness for borrowed money of, (1) any Person

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

     (other than a Subsidiary) or (2) any portion of the assets of any Person that constitutes a division or operating unit of any Person (other than a Subsidiary);

               (xiv) except for the factoring of receivables in the ordinary course of business consistent with past practice, mortgage or pledge, or otherwise make any Encumbrance (other than any Permitted Encumbrance) on, any material Asset or group of Assets that are material in the aggregate;

               (xv) revalue any of its Assets, including any write-off of notes or accounts receivable or any increase in any reserve (other than in the ordinary course of business consistent with past practice), involving in excess of $25,000 individually or $100,000 in the aggregate (such amounts to be calculated without netting any decrease);

               (xvi) cancel, waive or release any right or claim (or series of related rights or claims), other than as set forth in clause (xv), involving in excess of $25,000 individually or $100,000 in the aggregate;

               (xvii) make any material change in the policies or practices relating to selling practices, returns, discounts or other terms of sale or accounting therefor or in policies of employment except as and to the extent required by Law; or

               (xviii)  enter into any Contract to do any of the foregoing.

     5.3  Negotiations with Others; Notification.

          (a)  No Solicitation.  From the date hereof until the earlier of (i)
               ---------------
the Effective Time or (ii) termination of this Agreement under Article IX, the Company shall not, and shall cause each of its Subsidiaries and shall instruct each of their respective representatives (including investment bankers, attorneys and accountants) not to, directly or indirectly, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or provide any information to, or otherwise cooperate in any other way with, any Person or group, other than Buyer and its representatives, concerning any sale of all or any substantial portion of the Assets or the Business of, or of any shares of capital stock or other securities of, the Company, its Subsidiaries or Chroma, or any merger, consolidation, recapitalization, liquidation, dissolution or similar transaction involving the Company, its Subsidiaries or Chroma (each such transaction being referred to herein as a "Proposed Acquisition Transaction"). The Company hereby represents that the Company is not presently engaged in discussions or negotiations with any party other than Buyer with respect to any Proposed Acquisition Transaction. The Company agrees not to, and to cause each of its Subsidiaries not to, release any third party from, or waive any provision of, any confidentiality or standstill agreement to which any of them is a party.

          (b)  Notification.  The Company shall (i) immediately notify Buyer
               ------------
(orally and in writing) if any offer is made, any discussions or negotiations are sought to be initiated, any inquiry, proposal or contact is made or any information is requested with respect to any Proposed Acquisition Transaction,
(ii) promptly notify Buyer of the terms of any proposal which it may receive in respect of any such Proposed Acquisition Transaction, including the identity of the prospective purchaser or soliciting party, (iii) promptly provide Buyer with a copy of any such offer, if written, or a written summary (in reasonable detail) of such offer, if not in writing, and (iv) keep Buyer informed of the status of such offer and the offeror's efforts and activities with respect thereto.

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

     5.4 Investigation of Business and Properties. From the date hereof until the earlier of (i) the Effective Time or (ii) termination under Article IX, the Company will, and will, to the extent that it is able, cause Chroma to, afford Buyer, any financial institution providing financing to Buyer, and their respective attorneys, accountants, financial advisors and other representatives, reasonable access during regular business hours upon reasonable notice, to make such reasonable inspection of the Assets, business and operations of the Company, its Subsidiaries and, to the extent it is able without causing the pre-mature disclosure of the transactions contemplated hereby, of Chroma and to inspect and make copies of Contracts, Books and Records and all other documents and information reasonably requested by Buyer and related to the operations and business of the Company, its Subsidiaries and Chroma, including historical financial information concerning the business of the Company, its Subsidiaries and Chroma and to meet with designated Personnel of the Company and its Subsidiaries and/or their respective representatives; provided that any such
                                                      --------
access shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business; provided further, that no disclosure to Buyer,
                               -------- -------
its counsel, accountants or other representatives after the date hereof shall be deemed to be a reduction of, or otherwise affect, the representations and warranties of the Company set forth in this Agreement. The Company shall furnish to Buyer promptly upon request (i) all additional documents and information reasonably requested by Buyer with respect to the affairs of the Company and its Subsidiaries and, to the extent it is reasonably able, with respect to the affairs of Chroma and (ii) access during regular business hours to the Personnel of the Company and its Subsidiaries, and to the extent it is able, of Chroma, and to the Company's accountants and counsel as Buyer, or its counsel or accountants, may from time to time reasonably request and the Company shall instruct its Personnel, accountants and

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

counsel to cooperate with Buyer, and to provide such documents and information as Buyer and its representatives may reasonably request; provided that Buyer
                                                         --------
shall execute and deliver to such counsel and accountants such consents and waivers as are customary in connection in providing such documents and information; provided further that nothing herein shall obligate the Company to
             -------- -------
disclose matters which would constitute a waiver of any attorney-client privilege so long as the Company gives notice to Buyer of the information or documents as to which such privilege is being claimed and enters in joint defense and other agreements with Buyer's counsel to enable the disclosure of such material to the fullest extent possible without effecting such waiver.

     5.5  Confidentiality.

          (a) The provisions of the letter agreements dated January 7, 1998 and July 30, 1998, between Buyer and the Company (collectively, the "Buyer Confidentiality Letter") are hereby incorporated herein by reference. Unless and until the Closing has been consummated, Buyer shall hold, and shall cause its counsel, accountants and other representatives to hold, in confidence all, and shall refrain from using, and shall cause its counsel, accountants and other representatives to refrain from using (except in furtherance of the consummation of the transactions contemplated hereby) any, confidential data and information relating to the Company, its Subsidiaries and Chroma made available to Buyer, together with all analyses, compilations, studies and other documents and records prepared by Buyer or any of its representatives which contain or otherwise reflect or are generated from such information, as set forth in the Buyer Confidentiality Letter. If the transactions contemplated by this Agreement are not consummated, Buyer agrees to keep confidential all, and to make no use whatsoever of any of the, data and information relating to the Company, its Subsidiaries and Chroma or the Business, and upon written request of the Company, to return or cause to be returned to the Company all written materials and all copies that contain any such confidential data or to certify to the Company that such materials have been destroyed. Notwithstanding the foregoing, but subject to the Buyer Confidentiality Letter, Buyer may disclose this Agreement and the information and data in Buyer's possession in connection therewith (i) to the lenders (and their counsel) under Buyer's existing credit agreement, (ii) to the investment bankers (and their counsel) in connection with any offering of securities by Buyer and (iii) subject to the provisions of the Buyer Confidentiality Letter, to the extent such disclosure is required by law.

          (b) The Company shall hold, and shall cause its counsel, accountants and other representatives to hold, in confidence all, and shall refrain from using, and shall cause its counsel, accountants and other representatives to refrain from using (except in furtherance of the consummation of the transactions contemplated hereby) any, confidential data and information relating to Buyer made available to the Company, together with all analyses, compilations, studies and other documents and records prepared by the Company or any of its representatives which contain or otherwise reflect or are generated from such information, in the same manner and to the same degree as provided for Buyer in the Buyer Confidentiality Letter. If the transactions contemplated by this Agreement are not consummated, the Company agrees to keep confidential all, and to make no use whatsoever of any of the, data and information relating to Buyer, and upon written request of Buyer, to return or cause to be returned to Buyer all written materials and all copies that contain any such confidential data or to certify to Buyer that such materials have been destroyed. Notwithstanding the foregoing, subject to the limitations set forth in the Buyer Confidentiality Letter, the Company may disclose this Agreement and the information and data in the Company's possession in connection therewith to the extent such disclosure is required by law.

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

     5.6 Books and Records. If the transactions contemplated hereby are consummated, Buyer shall retain all of the Books and Records of the Company for a period of seven years after the Effective Time or such longer time as may be required by law, and shall make them available upon reasonable notice for review and copying by former Shareholders in connection with the preparation of their Tax Returns and Tax audits.

     5.7 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses; provided that in the event the Merger is consummated, the fees and expenses of
--------
SunTrust Equitable Securities Corporation, the Shareholders' Auditors and Stradling Yocca Carlson & Rauth with respect to this Agreement and the transactions contemplated hereby (the "Shareholders' Expenses") which are not paid by the Company before the Closing Date shall be the responsibility of the Shareholders and are referred to herein as "Unpaid Shareholders' Expenses;" provided further that the fees and expenses of attorneys and accountants engaged
-------- -------
by a Shareholder to represent such Shareholder's personal interest shall be the responsibility of such Shareholder; provided further that Buyer shall pay the
                                    -------- -------
filing fees required under the HSR Act.

     5.8 HSR Filings. The Company and Buyer will each file, or cause to be filed, within five Business Days of the date hereof, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, pursuant to the HSR Act, all requisite documents and notifications in connection with the transactions contemplated by this Agreement.

     5.9 No Disclosure; Public Announcements. Prior to Closing, without the prior written consent of the other party, (i) except to the extent required by law, neither party will, and each party

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

will direct its directors, officers, employees, representatives and advisors not to, disclose to any other Person (except to the lenders (and their counsel) under Buyer's existing credit agreement) the fact that discussions or negotiations are taking place concerning the transactions contemplated hereby or the existence of this Agreement or any of the terms, conditions or other facts with respect thereto and (ii) except for filings required by law, neither party will issue any press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby.

     5.10 Efforts to Consummate. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated hereby, including the obtaining of all necessary consents, waivers, authorizations, orders and approvals of third parties, whether private or governmental, required of it to enable it to satisfy the conditions precedent to the transactions contemplated by this Agreement. Each party agrees to cooperate fully with the other party in assisting it to comply with this Section 5.10. Without limiting the generality of the foregoing, each party hereto shall defend and cooperate with each other party in defending any legal proceedings, whether judicial or administrative and whether brought derivatively or on behalf of third parties, challenging this Agreement or the consummation of the transactions contemplated hereby. No consideration, whether such consideration shall consist of the payment of money or shall take any other form, for any such consent, waiver or agreement necessary to the consummation of the transactions contemplated hereby shall be given or promised by the Company without the prior written approval of Buyer. Notwithstanding the foregoing, nothing contained herein shall require

(i) any party hereto or any of their respective Affiliates to sell, transfer, divest or otherwise dispose of any of its respective business, assets or properties in connection with this Agreement or any of the transactions contemplated hereby or (ii) any party hereto to initiate any litigation, make any substantial payment or incur any material economic burden (including as a result of any divestiture), except for payments a party presently is contractually obligated to make, to obtain any consent, waiver, authorization, order or approval.

     5.11  Indemnification of Officers and Directors.

           (a) From and after the Effective Time, Buyer shall cause the Surviving Corporation to, and the Surviving Corporation shall, comply fully and faithfully and on a prompt and timely basis with all of the obligations and covenants of the Surviving Corporation under Article VI of the Bylaws of the Company, a copy of which is attached hereto as Exhibit E. Without limiting the foregoing, such obligations and covenants shall apply to the actions taken by the Indemnified Officers and Directors (as hereinafter defined) in their capacity as officers and directors of the Company (and not in their capacity as Shareholders of the Company) in approving and executing, and recommending to Shareholders that they approve, this Agreement and the additional agreements entered into by the Company pursuant hereto and effectuating the consummation by the Company of the transactions contemplated hereby and thereby.

           (b) The Surviving Corporation shall not, except as otherwise required by applicable law, for a period commencing at the Effective Time and continuing until the sixth anniversary thereof, amend, modify, rescind or revoke in a manner which would affect adversely the rights of the officers and directors of the Company under the provisions of Article 7 of the

Certificate of Incorporation of the Company or Article VI of the Bylaws of the Company, as in effect on the date hereof.

          (c) For a period of four years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Buyer may substitute therefor policies issued by insurers of comparable financial strength and integrity or of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the Persons entitled to be indemnified pursuant to
Article VI of the Bylaws of the Company (collectively, the "Indemnified Officers and Directors") with respect to matters arising at or before the Effective Time; provided that Buyer shall not be required to pay an annual premium for such
--------
insurance in excess of 150% of the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

          (d) Article VI of the Bylaws of the Company shall constitute a contract between the Surviving Corporation and each of the Indemnified Directors and Directors and the contractual obligations thereunder and those contained in paragraphs (a), (b) and (c) and this paragraph (d) of this Section 5.11 shall survive the Merger and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Officer and Director, his heirs and his personal representatives and shall be binding on all successors and assigns of Buyer, the Company and the Surviving Corporation. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) sells or otherwise transfers all or substantially all of its assets to any other Person, including Buyer, then, in any such case, proper provision shall be made so that

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the successors and assigns of the Surviving Corporation or the entity acquiring such assets (as the case may be), assume the obligations of the Surviving Corporation set forth in this Section 5.11, without thereby releasing the Surviving Corporation from such obligations.

           (e) If there is any conflict between the provisions of Section 8.1 of this Agreement and any of the provisions of this Section 5.11, in each case, as such provisions relate to survival of covenants, the provisions of this
Section 5.11 and not the provisions of Section 8.1 shall govern.

     5.12 Obligations of Merger Subsidiary. Buyer will take all action necessary to cause Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth herein.

     5.13 Related Party Accounts. Contemporaneously with the Closing, except for (i) the HMD Note which shall be paid as set forth in Schedule 2.7, (ii) the Option Consideration which shall be paid pursuant to Section 2.11 and (iii) compensation payable to officers and employees of the Company, its Subsidiaries or Chroma in the ordinary course of business and not in violation of Section 5.2 hereof, the Shareholders and their Affiliates (other than the Company, its Subsidiaries or Chroma), on the one hand, and the Company, its Subsidiaries or Chroma, on the other hand, shall have canceled and forgiven (without recourse), as between the Shareholders and their Affiliates (other than the Company, its Subsidiaries or Chroma), on the one hand, and the Company, its Subsidiaries or Chroma, on the other hand, all amounts with respect to amounts (i) due by a Shareholder and its Affiliates (other than the Company, its Subsidiaries or Chroma), on the one hand, to the Company, its Subsidiaries or Chroma, on the other hand, or (ii) due by the Company, its Subsidiaries or Chroma, on the one hand, to Shareholders and their Affiliates (other than the

Company, its Subsidiaries or Chroma), on the other hand. Any liability for Taxes arising from such cancellation and forgiveness of such amounts shall be the responsibility of the Shareholders.

     5.14 Lender Releases. Following the Closing, the Shareholders' Representatives shall, for the account and at the expense of the Shareholders use commercially reasonable efforts to obtain (to the extent not theretofore obtained by the Company) from the appropriate parties an acknowledgment of payment and release and other evidence reasonably satisfactory to Buyer of termination, cancellation and extinguishment, and delivery to the Company, of all instruments evidencing Company Debt repaid in connection with Closing as contemplated by Section 2.7 (collectively, "Debt Instruments") and the release all Encumbrances in connection therewith (and shall, if necessary or advisable, use commercially reasonable efforts to obtain a reconveyance of all Assets or property the ownership of interests in which was transferred as security for such debt). The Surviving Corporation shall provide such assistance to the Shareholders' Representatives as they may reasonably request.

     5.15  Closing Deliveries.

           (a) At the Closing, the Company shall deliver to Buyer:

               (i) a copy of the certificate of incorporation of the Company and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Delaware or other appropriate governmental official;

               (ii) a certificate of the appropriate Secretary of State or other appropriate governmental official certifying the good standing of the Company in Delaware, California and all other states where it is qualified to do business;

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

               (iii) physical possession of all original minute books, corporate seals and stock records of the Company;

               (iv) physical possession of all Books and Records (other than those covered by clause (iii) above), Licenses and Permits, policies, Contracts, plans or other instruments of the Company, its Subsidiaries and Chroma that are in the possession of the Company, its Subsidiaries or Chroma, all such materials to be deemed delivered to Buyer if they are present at any of the Facilities; and

               (v) all other documents and certificates required to be delivered by the Company at or prior to the Closing pursuant to the terms of this Agreement.

          (b)  At the Closing, Buyer shall deliver to the Shareholders'
Representatives:

               (i) a copy of the certificate of incorporation of Buyer and Sub and all amendments thereto, each certified as of a recent date by the Secretary of State of its state of incorporation;

               (ii) a certificate of the appropriate Secretary of State or other appropriate governmental official certifying the good standing of the Buyer and Sub in Delaware; and

               (iii) all other documents and certificates required to be delivered by Buyer at or prior to the Closing pursuant to the terms of this Agreement.

     5.1 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall, except to the extent any such document is required to be, and is in fact, executed, by the Shareholders' Representatives, be authorized to execute and deliver, in the name and on behalf of the Company or Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Sub, any other actions to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all rights, properties or Assets of the Company acquired or to be acquired as a result of, or in connection with, the Merger.

                                  ARTICLE VI
                      CONDITIONS TO OBLIGATIONS OF BUYER

     The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject, in the sole discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer in accordance with Section 10.9:

     6.1 Representations and Warranties. The representations and warranties of the Company contained in Article III hereof shall be true and correct as of the date of this Agreement and as of the Closing Date; provided that this condition
                                                   --------
precedent shall be deemed to have been satisfied if the failure of any such representations and warranties (without giving effect to any qualifications as to materiality, "Material Adverse Effect" and similar terms and phrases contained therein) to be true and correct individually or in the aggregate has not resulted in or constituted, and would not reasonably be expected to have, a Material Adverse Effect on the Company, on the Company's ability to consummate the Merger or on Buyer if it were to consummate the Merger; provided further
                                                            -------- -------
that to the extent that any such representations and warranties were made as of a specified date, such representations and warranties shall continue on the Closing Date to have been true as of such specified date..

     6.2 Performance of this Agreement. The Company shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by it prior to or on the Closing Date; provided that this condition shall be deemed to be
                     --------
satisfied notwithstanding a breach of any such covenants or agreements if such breach or breaches, individually or in the aggregate, have not resulted in or constituted, and would not reasonably be expected to have, a Material Adverse Effect on the Company, on the Company's ability to consummate the Merger or on Buyer if it were to consummate the Merger.

     6.3 Consents and Approvals. All registrations, filings, applications, notices, consents, orders, approvals, qualifications, waivers and Licenses and Permits listed in Schedule 3.4 and Environmental Permits listed in Schedule 3.6(a) to the extent necessary to effect the Merger shall have been filed, made or obtained and all waiting periods specified by law with respect thereto shall have expired or been terminated.

     6.4 Injunction, Litigation, etc. No Actions by any Governmental Authority or any other Person shall have been instituted or threatened for the purpose of enjoining or preventing, or which question the validity or legality of, the transactions contemplated hereby and which could reasonably be expected to damage Buyer materially or impair Buyer's ability to own and control the Company if the transactions contemplated hereby are consummated.

     6.5 Legislation. No statute, rule or regulation shall have been enacted which prohibits or is reasonably expected to prohibit, restrict or materially delay the consummation of the transactions contemplated by this Agreement.

     6.6 Proceedings. All corporate proceedings of the Company that are required in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Buyer and its counsel.

     6.7 Resignations. Each of the directors of the Company shall have submitted resignations effective as of the Closing.

     6.8 Opinion of Counsel. The Company shall have delivered to Buyer an opinion of Stradling Yocca Carlson & Rauth, counsel for the Company and the Shareholders, dated as of the Closing Date, substantially with respect to the matters set forth in Exhibit F attached hereto.

     6.9 Closing Deliveries. Buyer shall have received, at or prior to the Closing, the following:

               (i) a certificate executed by the Secretary of the Company certifying as of the Closing Date (A) a true and correct copy of the certificate of incorporation of the Company and the partnership agreement of Chroma, (B) a true and correct copy of the bylaws of the Company, (C) a true and correct copy of the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby and (D) incumbency matters; and

               (ii) a certificate executed by the President and the Chief Financial Officer of the Company in their capacities as such certifying that, as of the Closing Date, the conditions set forth in Sections 6.1, 6.2, 6.3, 6.10 and 6.11 have been satisfied.

     6.10 Shareholder Approval; Dissenters Rights. The Merger shall have been approved by the affirmative vote of at least 92% of the voting power of each class of voting securities of the Company entitled to vote on the Merger. Buyer shall have received evidence, in form and substance reasonably satisfactory to it, including delivery of executed letters of transmittal and Option

Cancellation Agreements from the Shareholders listed in Schedule 6.10, that the number of Dissenting Shares shall constitute no greater than nine percent (9%) of the total number of Common Shares outstanding immediately prior to the Effective Time.

     6.11 Material Adverse Change. Since April 30, 1999, there shall not have been any Material Adverse Change with respect to the Company, its Subsidiaries and Chroma, taken as a whole, and there shall not be any material liability not shown in the Interim Financial Statements or otherwise disclosed herein.

     6.12 Tax Matters. The Company shall have provided Buyer with a statement the form of which has been supplied by Buyer to the Company and prepared in accordance with Section 1445 of the Internal Revenue Code and Treasury Regulations thereunder certifying that the Company is not, and was not at any time after January 1, 1993, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Internal Revenue Code.

     6.13 Noncompetition Agreements. The Persons set forth in Schedule 6.13 shall have executed and delivered to Buyer confidentiality, noncompetition and nondisturbance agreements substantially in the form of Exhibit G-1, G-2 or G-3 hereto, as applicable.

     6.14 Escrow Agreement. The Shareholders' Representatives shall have executed and delivered to Buyer the Escrow Agreement in substantially in the form of Exhibit A hereto.

     6.15 HSR Act. All filings to be made by the Company under the HSR Act with respect to this Agreement and the transactions contemplated hereby shall have been made and the applicable waiting period, including all extensions thereof, under the HSR Act shall have expired or been terminated.

                                  ARTICLE VII
                   CONDITIONS TO OBLIGATIONS OF THE COMPANY

     The obligation of the Company to consummate the transactions contemplated by this Agreement shall be subject, in the sole discretion of the Company, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Company in accordance with Section 10.9.

     7.1 Representations and Warranties. The representations and warranties of Buyer contained in Article IV hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date; provided
                                                                      --------
that this condition precedent shall be deemed to have been satisfied if the failure of any such representations and warranties (without giving effect to any qualifications as to materiality, "Material Adverse Effect" and similar terms and phrases contained therein) to be true and correct individually or in the aggregate has not resulted in or constituted, and would not reasonably be expected to have, a Material Adverse Effect on the Company or on the Company's ability to consummate the Merger; provided further that to the extent that any
                                  -------- -------
such representations and warranties were made as of a specified date, such representations and warranties shall continue on the Closing Date to have been true as of such specified date.

     7.2 Performance of this Agreement. Buyer shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by it prior to or on the Closing Date; provided that this condition
                                                 --------
shall be deemed to be satisfied notwithstanding a breach of any such covenants or agreements if such breach or breaches, individually or in the aggregate, have not resulted in or constituted, and would not reasonably be expected to have, a Material Adverse Effect on the Company, on the Company's ability to consummate the Merger; provided that,
            --------
notwithstanding the foregoing, this condition precedent shall not be deemed to have been satisfied if there occurs any failure by Buyer or the Surviving Corporation to comply with any of their respective payment obligations under
Article II that are required to be performed on or before the Closing Date..

     7.3 Consents and Approvals. All registrations, filings, applications, notices, consents, orders, approvals, qualifications or waivers listed in
Schedule 4.3 to the extent necessary to effect the Merger shall have been filed, made or obtained and all waiting periods specified by law with respect thereto shall have expired or been terminated.

     7.4 Injunction, Litigation, etc. No Actions by any Governmental Authority or any other Person shall have been instituted or threatened for the purpose of enjoining or preventing, or which question the validity or legality of, the transactions contemplated hereby and which could reasonably be expected to damage the Shareholders materially if the transactions contemplated hereby are consummated.

     7.5 Legislation. No statute, rule or regulation shall have been enacted which prohibits or is reasonably expected to prohibit, restrict or materially delay the consummation of the transactions contemplated this Agreement.

     7.6 Proceedings. All corporate proceedings of Buyer and Sub that are required in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Company and its counsel.

     7.7 Shareholder Approval. This Agreement and the Merger shall have been authorized and approved by the requisite affirmative vote of the shareholders of the Company in accordance with applicable law.

     7.8 Opinion of Counsel. Buyer shall have delivered to the Company an opinion of McGuire, Woods, Battle & Boothe LLP, counsel for Buyer, dated as of the Closing Date, substantially with respect to the matters set forth in Exhibit H attached hereto.

     7.9 Closing Deliveries. The Shareholders' Representatives shall have received, at or prior to the Closing, the following:

               (i) a certificate executed by the Secretary of Buyer and Sub, in his capacity as such, certifying as of the Closing Date (i) a true and correct copy of the certificate of incorporation of the Buyer and Sub,
     (ii) a true and correct copy of the Bylaws of the Buyer and Sub, (iii) a true and correct copy of the resolutions of the board of directors of Buyer and Sub authorizing the execution, delivery and performance of this Agreement by Buyer and Sub and the consummation of the transactions contemplated hereby and (iv) incumbency matters; and

               (ii) a certificate executed by a Vice President of Buyer and Sub certifying that, as of the Closing Date, the conditions set forth in Sections 7.1, 7.2, and 7.3 with respect to the Buyer and Sub have been satisfied.

     7.10 Escrow Agreement. Buyer shall have executed and delivered to the Shareholders' Representatives the Escrow Agreement substantially in the form of Exhibit A

     7.11 Severance Agreements and Option Grants. Buyer shall have executed and delivered to Larry C. Jones and Jack L. Mishkin Severance Agreement and option grant letters, substantially in the form of Exhibits I, J-1 and J-2 hereto and the confidentiality, noncompetition and nondisturbance agreement with Kevin Allen substantially in the form of Exhibit G-3 hereto.

     7.12 HSR Act. All filings to be made under the HSR Act with respect to this Agreement and the transactions contemplated hereby shall have been made and the applicable waiting period, including all extensions thereof, under the HSR Act shall have expired or been terminated.

                                 ARTICLE VIII
                 SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     8.1 Survival of Representations. The representations and warranties of the Company contained in this Agreement (as modified by the applicable Schedules hereto) or any certificate or instrument delivered at the Closing pursuant hereto, and the indemnification rights of Buyer and the other Buyer Indemnified Parties (as hereinafter defined), will survive until the first anniversary of the Closing Date; provided that (i) the representations and warranties contained
                  --------
in Section 3.2, and the indemnification rights of Buyer and the other Buyer Indemnified Parties in respect of any breach of Section 3.2, shall survive the Closing until the tenth anniversary of the Closing Date, (ii) the representations and warranties contained in Section 3.6, and the indemnification rights of Buyer and the other Buyer Indemnified Parties in respect of any breach of Section 3.6, shall survive until the third anniversary of the Closing Date,
(iii) the representations and warranties in Sections 3.23 and 3.24, and the indemnification rights of Buyer and the other Buyer Indemnified Parties in respect of any breach of Sections 3.23 and 3.24, shall survive until the fourth anniversary of the Closing Date. Each of the respective foregoing time periods shall sometimes be referred to as a "Survival Period" and the last day of each of such Survival Periods shall sometimes be referred to hereinafter as a "Survival Period Termination Date;" provided that the Survival Period and the
                                    --------
Survival Period Termination Date with respect to claims for indemnification pursuant to Sections 8.2(a)(ii),

8.2(a)(iii) and, except with respect to breach by Buyer or the Surviving Corporation with respect to payment of the Merger Consideration or any Merger Consideration Deficiency, with respect to which the Survival Period and Survival Period Termination Date shall be four years and the fourth anniversary of the Closing Date, respectively, Section 8.3 shall be one year and the first anniversary of the Closing Date, respectively, and the respective indemnification rights of each of the parties entitled to indemnification under this Article VIII with respect to such claims also shall terminate on the applicable Survival Period Termination Date. Notwithstanding the foregoing, if a Person entitled to indemnification under this Article VIII (an "indemnified party") has submitted a Claims Notice (as hereinafter defined), in accordance with the provisions of this Article VIII on or before the Survival Period Termination Date applicable to the claims made in the Claims Notice (the "Indemnification Claims"), then, such indemnified party's right to be indemnified, in accordance with the terms and subject to the limitations hereinafter set forth in this Article VIII, in respect of the Indemnification Claims contained in such Claims Notice shall survive the expiration of such applicable Survival Period and shall continue until such Indemnification Claims are finally resolved in accordance with the procedures set forth in this Article
VIII. For purposes of this Article VIII, a "Claims Notice" shall mean a written notice, executed by or on behalf of an indemnified party, that (i) states that it is being delivered pursuant to Article VIII of this Agreement, (ii) contains a description, in reasonable detail, of the event or circumstance and the nature of the breach which the indemnified party believes entitles such indemnified party to be indemnified under the applicable provisions of this Article VIII, and (iii) states whether or not the amount of the Covered Liabilities incurred or paid, or anticipated to be incurred or paid, by the indemnified party as a result of such event or circumstance are at such time dterminable and, if so, the indemnified party's estimate of the amount thereof.

     8.2  Indemnification by the Shareholders.

          (a) Subject to the limitations contained in Section 8.2(b) and elsewhere in this Article VIII, each Shareholder and each holder of Executive Stock Options (collectively, the "Indemnifying Securityholders" and, individually, an "Indemnifying Securityholder"), severally and not jointly, will indemnify and hold harmless, Buyer, its subsidiaries, Affiliates, each of their respective partners, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Buyer Indemnified Parties") from and against, or pay or reimburse in the manner set forth in Section 8.2(b) the Buyer Indemnified Parties for, such Indemnifying Securityholders' Pro-Rata Share (as set forth in Schedule 8.2(a)) of, any and all Covered Liabilities actually incurred or paid by the Buyer Indemnified Parties as a result of:


               (i) any inaccuracy contained in, omission from or breach of, a representation and warranty made by the Company in this Agreement or in any document delivered at the Closing pursuant hereto (as the same has been modified by disclosure in the applicable Schedules); provided that for
                                                          --------
     purposes of determining whether an inaccuracy, omission or breach has occurred and the amount of Covered Liabilities arising therefrom any materiality, material adverse effect, substantial compliance or similar exception or qualification contained in or otherwise applicable to such representation or warranty shall be disregarded;

               (ii) the nonfulfillment, nonperformance or other breach of any covenant or agreement of the Company contained in this Agreement;

               (iii) any liability or obligation, whether civil or criminal, arising out of or related to any Action required to be set forth in
     Schedule 3.12, but which is not set forth therein; and

               (iv)   the matters set forth in Schedule 8.2(a)(iv);
provided a Buyer Claims Notice with respect to any such Buyer Claim is given to
--------
the Shareholders' Representatives on or prior to the Survival Period Termination Date applicable to the subject matter of such Buyer Claims Notice.

          (b) Notwithstanding the foregoing, except for common law fraud, (i) Buyer Claims pursuant to Section 8.2(a) (other than with respect to the representations and warranties set forth in Sections 3.2) shall be settled solely and exclusively by adjustment to the Merger Consideration out of the General Escrow Fund in accordance with the terms of the Escrow Agreement and
(ii) Buyer Claims with respect to a breach of the representations and warranties set forth in Section 3.2 shall, if and to the extent there are sufficient funds in the Special Escrow Fund, be settled by adjustment of the Merger Consideration out of the Special Escrow Fund; provided that, if and to the extent that the
                                --------
aggregate sum of the Covered Liabilities arising out of or related to breaches of the representations and warranties in Section 3.2 exceed the amount of the monies available for payment to the Buyer Indemnified Parties out of the Special Escrow Fund, each Indemnifying Securityholder, severally and not jointly, shall indemnify and hold harmless the Buyer Indemnified Parties from and against such Indemnifying Securityholder's Allocable Share (as set forth in Schedule 8.5) of such excess (the "Excess Section 3.2 Liabilities"); provided further that
                                                    -------- -------
nothing herein shall preclude the Buyer Indemnified Parties from making Buyer Claims for and recovering indemnification for breach of the representations and warranties set forth in Section 3.2 from the General Escrow Fund in accordance with the Escrow Agreement.

          (c) The claims for indemnity by Buyer Indemnified Parties pursuant to this Section 8.2 are referred to as "Buyer Claims." The indemnity provided for in this Section 8.2 is not limited to matters asserted by third parties against any Buyer Indemnified Party, but includes Covered Liabilities actually incurred or sustained by any Buyer Indemnified Party in the absence of third party claims.

     8.3  Indemnification by Buyer.

          (a) Subject to the limitations set forth in this Article VIII, Buyer will indemnify and hold harmless the Shareholders, their Affiliates, each of their respective partners, directors, officers, employees and agents, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Shareholder Indemnified Parties") from and against, and pay or reimburse the Shareholder Indemnified Parties for, any and all Covered Liabilities actually incurred or paid by the Shareholder Indemnified Parties as a result of:

               (i) any inaccuracy contained in, omission from or breach of, a representation and warranty made by Buyer in this Agreement or in any document delivered at the Closing pursuant hereto (as the same has been modified by disclosure in the applicable Schedules); provided that for
                                                          --------
     purposes of determining whether an inaccuracy, omission or breach has occurred and the amount of Covered Liabilities arising therefrom any materiality, material adverse effect, substantial compliance or similar exception or qualification contained in or otherwise applicable to such representation or warranty shall be disregarded; and

               (ii) the nonfulfillment, nonperformance or other breach of any covenant or agreement of Buyer contained in this Agreement;

  provided a Shareholder Claims Notice with respect to any such Shareholder
  --------
Claim is given to Buyer on or prior to the Survival Period Termination Date applicable to the subject matter of such Shareholder Claims Notice.

          (b) The claims for indemnity by Shareholder Indemnified Parties pursuant to this Section 8.3 are referred to as "Shareholder Claims." The indemnity provided for in this Section 8.3 is not limited to matters asserted by third parties against any Shareholder Indemnified Party, but includes Covered Liabilities actually incurred or sustained by any Shareholder Indemnified Party in the absence of third-party claims.

     8.4  Notice and Defense of Claims.

          (a) Whenever a claim shall arise for indemnification hereunder (an "Indemnification Claim"), the party seeking indemnification (an "indemnified party") shall give a reasonably prompt Claims Notice to the party from whom indemnification is sought (an "indemnifying party"); provided that failure of an
                                                     --------
indemnified party to give prompt written notice of any Claim shall not release, waive or otherwise affect an indemnifying party's obligations with respect thereto except to the extent that the indemnifying party is materially and adversely affected in its ability to defend against such Indemnification Claim.

          (b) Upon receipt of a Claims Notice from an indemnified party, the indemnifying party shall have thirty days (the "Contest Period") to contest the Indemnification Claims contained in such Claims Notice, including the amount of the Covered Liabilities alleged in such Claims Notice, to have been incurred by the indemnified parties, by delivery to the indemnified party during the Contest Period of a written notice (a "Contest Notice") specifying the reasons or bases, in reasonable detail, for the objections of the indemnifying party to the Indemnification Claims contained in such Claims Notice, and if any such objection relates to the amount of the Covered Liabilities asserted therein, the amount, if any, which the indemnifying party believes is due the indemnified parties in respect thereof.

          (c) If no such Contest Notice is given within the applicable 30-day Contest Period, then, the Covered Liabilities that were the subject of the Claims Notice shall be deemed, for purposes hereof, to have been established and, if after application of the Deductible (if applicable to such Indemnification Claim), any amount is due any of the indemnified parties in respect thereof, such amount shall become payable to the indemnified parties as provided in Section 8.2 or 8.3, as the case may be.

          (d) If, on the other hand, the indemnifying party delivers a Contest Notice within the applicable 30-day Contest Period, then, the indemnifying parties and the indemnified parties shall thereafter attempt in good faith to resolve their dispute by mutual agreement. If they are unable to do so within the immediately succeeding thirty days, the indemnified parties shall be entitled to seek resolution of the Indemnification Claim through either arbitration pursuant to Section 8.9 or legal proceedings.

          (e) In the case of a claim involving the assertion of a claim by a third party (whether pursuant to an Action or otherwise, a "Third-Party Claim"), if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated to indemnify the indemnified party under the terms of its indemnity hereunder in connection with such Third-Party Claim, then (i) the indemnifying party shall be entitled and, if it so elects, shall be obligated at its own cost, risk and expense, (A) to take control of the defense and investigation of such Third-Party Claim and (B) to pursue the defense thereof in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including to employ and engage attorneys of its own choice reasonably acceptable to the indemnified party to handle and defend the same, which acceptance shall not be unreasonably withheld or delayed, and (ii) the indemnifying party shall be entitled (but not obligated), if it so elects, to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld or delayed. In the event the indemnifying party elects to assume control of the defense and investigation of such lawsuit or other legal action in accordance with this Section 8.4(e), the indemnified party may, at its own cost and expense, participate in the investigation, trial and defense of such Third-Party Claim; provided that, in the event (i) the indemnified party is a Buyer
       --------
Indemnified Party and the amount of the Indemnification Claim exceeds an amount equal to (A) the amount remaining in the Escrow Fund minus (B) the amount of all unresolved or unpaid Indemnification Claims pursuant to Section 8.2, or (ii) the indemnifying party and the indemnified party have been advised in writing by counsel that an ethical conflict might arise if the indemnifying party's counsel were to represent the indemnified parties, the indemnified party shall be entitled to take control of the investigation and defense of the Third-Party Claim, including to employ and engage attorneys of its own choosing, then, subject to the limitations contained in Section 8.5 hereof, the reasonable fees and disbursements of which shall be paid by the indemnifying parties. If the indemnifying party fails to assume the defense of such Third-Party Claim in

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accordance with this Section 8.4(e) within 10 calendar days after receipt of the notice of such Third Party Claim, the indemnified party against which such Third-Party Claim has been asserted shall (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost, risk and expense, the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account of the indemnifying party; provided that such Third-Party Claim shall not be compromised or settled without
--------
the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. In the event the indemnifying party assumes the defense of the Third Party Claim, the indemnifying party shall keep the indemnified party reasonably informed of the progress of any such defense, compromise or settlement, and in the event the indemnified party assumes the defense of the Third Party Claim, the indemnified party shall keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. Subject to the limitations set forth in this Article VIII, the indemnifying party shall be liable for any settlement of any Third-Party Claim effected pursuant to and in accordance with this Section 8.4(e) and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless each indemnified party from and against any and all Covered Liabilities by reason of such settlement or judgment.

          (f) If Covered Liabilities are paid or incurred by the indemnified party, the indemnified party shall be reimbursed within 20 days after the latest of (i) the delivery of the Claim Notice, (ii) the date such Covered Liability is paid or incurred and (iii) if the right of the indemnified party to indemnification is contested, the date as of which it is finally determined that the indemnified party is entitled to be indemnified. Any reimbursement not paid within the 20-day period set forth in clause (i) or (ii), as applicable, of the preceding sentence shall bear interest at the

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prime rate of Morgan Guaranty Trust Company of New York from time to time from the end of such applicable 20 day period until the date of payment.

          (g) The provisions of this Section 8.4 shall be subject to the provisions of Section 10.3 hereof regarding the duties and authority of the Shareholders' Representative.

          (h) Notwithstanding anything herein to the contrary, in the event that prior to the second anniversary of the Closing Date, the exposure to Covered Liabilities arising out or relating to the matters set forth under the caption "3.24(a) and (b)" in Schedule 3.24 have not been resolved and settled, Buyer shall be entitled to pursue the resolution and settlement thereof in such manner as it, in its reasonable discretion, shall determine. In that event, Buyer shall keep the Shareholders' Representatives informed of the material actions Buyer is taking with respect to such resolution and settlement and the Shareholders' Representatives shall have the right to participate (but not control) such resolution and settlement for the benefit and at the sole expense of the Indemnifying Securityholders.

     8.5  Limitations on Indemnification.

          (a) Notwithstanding any other provision of this Article VIII, (i) the Buyer Indemnified Parties shall not be entitled to any indemnification payments from the Escrow Fund pursuant to Section 8.2(a)(i) unless and until the aggregate amount of the Covered Liabilities, determined in the manner set forth in Section 8.6 hereof, exceeds $500,000 (the "Deductible") and the amount of any indemnification payments to which the Buyer Indemnified Parties shall be entitled shall be limited to the amount of such Covered Liabilities that exceed such Deductible and (ii) the maximum aggregate amount for which the Buyer Indemnified Parties shall be entitled to indemnification under Section 8.2(a) shall be the lesser of (A) $5,000,000 or (B) the amount in the

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General Escrow Fund at the time Buyer Indemnified Parties become entitled to recover any such Covered Liabilities therefrom (whether due to prior payments of Covered Liabilities or distributions of amounts from the Escrow Fund to the Shareholders' Representatives as agents for the Shareholders pursuant to Section 6 of the Escrow Agreement) and no Shareholder shall have any personal liability to Buyer or any other Buyer Indemnified Party because the amounts available in the General Escrow Fund are not sufficient to pay any Covered Liabilities. Notwithstanding the foregoing, (A) the limitations set forth in clause (i) of this Section 8.5(a) shall not apply to liability for a breach of the representations or warranties in Section 3.2, 3.24 and 3.34 (except that with respect to matters relating to sales and use Taxes, as to which the Deductible shall be $250,000 (the "Sales Tax Deductible"), which shall be calculated without regard to the provisions of Section 8.6(b) hereof, it being understood that (1) the Buyer Indemnified Parties shall be entitled to indemnification for Covered Liabilities relating to sales and use Taxes in excess of the Sales Tax Deductible, which excess amount shall be computed giving effect to Section 8.6(b) hereof and (2) the amount equal to the Sales Tax Deductible after giving effect to Section 8.6(b) shall be included in Covered Liabilities for purposes of determining whether the Deductible has been satisfied, and determining the aggregate amount of Covered Liabilities for all other purposes of this Article
VIII) and (B) the limitations set forth in clause (ii) of this Section 8.5(a) shall not apply to the breach of the representations and warranties set forth in
Section 3.2; provided further that notwithstanding anything to the contrary
             -------- -------
contained in Section 8.2(a)(i) or elsewhere in Article VIII, Covered Liabilities arising from the breach of any representation and warranty set forth in Article III shall not be charged against or applied to reduce the Deductible and shall not constitute Covered Liabilities for which Buyer or the Buyer Indemnified Parties shall have any right to indemnification or recovery,

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

whether under this Article VIII or otherwise, if the Covered Liabilities arising out of such breach are less than whichever of the following is applicable: (1) $25,000 individually or $100,000 in the aggregate (the "Base Threshold Amounts") if either no dollar threshold is applicable to such representation or warranty or, although a dollar threshold is made applicable thereto, the amount thereof is less than either or both of the Base Threshold Amounts, and (2) the amount of the dollar thresholds contained in the Section of Article III that is made applicable to such representation and warranty, if and to the extent such dollar threshold or thresholds exceed either of the corresponding Base Threshold Amounts, it being understood that in the event an applicable Base Threshold Amount is exceeded the full amount of such Covered Liabilities shall be taken into account to reduce the Deductible and shall, subject to satisfaction of the Deductible, constitute Covered Liabilities for which Buyer and the Buyer Indemnified Parties shall be entitled to indemnification; provided further that
                                                          -------- -------
the maximum aggregate amount of the Indemnification Payments which shall be recoverable by the Buyer Indemnified Parties from any Indemnifying Securityholder in respect of any and all Excess Section 3.2 Liabilities shall in no event exceed such Indemnifying Securityholder's Allocable Share (as set forth in Schedule 8.5) of the aggregate of the Common Share Merger Consideration and the Option Consideration minus such Indemnifying Securityholder's Pro-Rata Share of the Indemnification Payments made from the Escrow Fund; provided further that
                                                           -------- -------
the limitations set forth in this Section 8.5(a) shall not apply to liability for a breach of by the Shareholders or the Shareholders' Representatives with respect to payment of any Unpaid Shareholders' Expenses or any Merger Consideration Overpayment.

          (b) Notwithstanding any other provision of this Article VIII, (i) the Shareholder Indemnified Parties shall not be entitled to indemnification pursuant to Section 8.3(a) unless and

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

until the aggregate amount of the Covered Liabilities, determined in the manner set forth in Section 8.6 hereof, exceeds $500,000 (the "Deductible") and the amount of any indemnification payments to which the Shareholder Indemnified Parties shall be entitled shall be limited to the amount of such Covered Liabilities that exceed such Deductible and (ii) the maximum aggregate amount for which the Shareholder Indemnified Parties shall be entitled to indemnification under Section 8.3(a) shall be $5,000,000; provided that the
                                                          --------
limitations set forth in this Section 8.5(b) shall not apply to liability for a breach by Buyer or the Surviving Corporation with respect to payment of the Merger Consideration or any Merger Consideration Deficiency or the representation and warranty of Buyer set forth in Section 4.8 or Covered Liabilities incurred as a result of any failure by Buyer to pay Buyer Expenses pursuant to Section 5.7.

     8.6  Calculation of Covered Liabilities.

          (a)  Insurance Proceeds.  To the extent that any Buyer Claim or
               ------------------
Shareholder Claim is covered by insurance or right to indemnification from a third party held by such Buyer Indemnified Party or Shareholder Indemnified Party, such indemnified party shall be entitled to indemnification pursuant to
Section 8.2 or 8.3, as applicable, only with respect to the amount of the Covered Liabilities that are in excess of the cash proceeds received by such indemnified party pursuant to such insurance or right to indemnification from a third party. If such indemnified party receives such cash insurance or third party indemnification proceeds prior to the time such Claim is paid, then the amount payable by the indemnifying party pursuant to such Claim shall be reduced by the amount of such proceeds. If such indemnified party receives such cash insurance proceeds after such Claim has been paid, then upon the receipt by the indemnified party of any cash proceeds pursuant to such insurance up to the amount of Covered Liabilities incurred by such indemnified party with respect to such Claim, such

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

indemnified party must repay any portion of such amount which was previously paid by the indemnifying party to such indemnified party in satisfaction of such Claim.

          (b)  Effect of Taxes. The amount of any indemnity payments for Covered
               ---------------
Liabilities under Section 8.2 or 8.3 shall be (i) decreased to reflect the actual Tax Benefit, if any, to the indemnified party resulting from the Covered Liabilities giving rise to such indemnity payments and (ii) increased to reflect the actual Tax Loss, if any, payable by such indemnified party as a result of the receipt of such Covered Liabilities (but only in any instance in which it is determined that the receipt of such Covered Liabilities by Buyer or any of the Buyer Indemnified Parties does not constitute an adjustment to the Merger Consideration, as hereinafter provided), in each case subject to the limitations on indemnification contained in this Article VIII. In either case, the amount shall be determined by the indemnified party taking into account only the taxable period in which such indemnity payment accrues (and prior periods) and not any subsequent periods. If an indemnity payment is made prior to the filing of relevant Tax returns, the amount shall be determined on an estimated basis. Proper adjustments shall be made if the actual Tax Benefit or actual Tax Loss differ from the estimated amount. Any indemnity payment made pursuant to Section
8.2 or 8.3 shall be treated by Buyer and the Company as an adjustment to the Merger Consideration.

          (c)  Effect of Reserves.  The amount of any Covered Liability shall be
               ------------------
reduced by the amount, if any, of reserves for such Covered Liability shown as a current liability in calculating the Closing Date Working Capital in accordance with Schedule 1.1(c) pursuant to Section 2.15.

     8.7 Exclusive Remedy. Except for Covered Liabilities arising out of common law fraud, the parties hereto acknowledge and agree that in the event the Closing occurs, the indemnification provisions in this Article VIII shall be the exclusive remedy of the Buyer Indemnified Parties and the

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

Shareholder Indemnified Parties with respect to any and all Buyer Claims and Shareholder Claims, as the case may be. With respect to Covered Liabilities arising out of common law fraud, (i) the right of a party to be indemnified and held harmless pursuant to the indemnification provisions in this Agreement shall be in addition to and cumulative of any other remedy of such party at law or in equity with respect to such fraud and (ii) no such party shall, by exercising any remedy available to it under this Article VIII, be deemed to have elected such remedy exclusively or to have waived any other remedy, whether at law or in equity, available to it with respect to Covered Liabilities arising out of common law fraud.

     8.8 No Right of Contribution. After the Closing, the Company shall have no liability to indemnify either Buyer or the Shareholders on account of the breach of any representation or warranty or the nonfulfillment of any covenant or agreement of the Company contained in this Agreement; and the Shareholders shall have no right of contribution against the Company with respect thereto.

     8.9 Arbitration. Any disputes, controversies or claims between the indemnified parties and the indemnifying parties regarding the indemnification obligations under this Agreement or the Security holder Indemnification Agreements (collectively, "Disputes"), that are not resolved by mutual agreement of the parties may, in the sole discretion of the indemnified party, be submitted to binding arbitration in accordance with the rules of the American Arbitration Association (the "Association") in Chicago, Illinois. In such event, the Association will use a panel of three (3) arbitrators to review the Dispute in question in accordance with the Association's commercial arbitration rules, and in accordance with then existing statutes of the State of Delaware. Each party shall select one arbitrator from a listing of available arbitrators furnished by the Association and those two arbitrators shall select the third; provided that if any party fails to select an arbitrator within fifteen (15)
--------
days after the submission of such listing of available arbitrators, the Association shall select an arbitrator for such party. Any decision concurred in

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

by at least two of the three arbitrators shall be binding on the parties. The foregoing arbitration agreement shall be specifically enforceable and judgment upon any award rendered by arbitration may be entered in any court having jurisdiction. Each party agrees, and the Indemnifying Securityholders shall agree in the letters of transmittal, to submit to and not to contest the jurisdiction of the Association or the venue of any such arbitration and to accept service of process by certified or registered mail, return receipt requested.

                                  ARTICLE IX
                                  TERMINATION

     9.1 Termination. This Agreement may be terminated at any time prior to the Closing whether before or after approval by the shareholders of the Company and without further shareholder action:

               (i)   by the mutual written consent of the Company and Buyer;

               (ii) by Buyer, if any event occurs which renders impossible satisfaction of one or more of the conditions set forth in Article VI hereof, which condition or conditions are not waived by Buyer;

               (iii) by the Company, if any event occurs which renders impossible satisfaction of one or more of the conditions set forth in
     Article VII hereof, which condition or conditions are not waived by the Company; or

               (iv) by the Company or Buyer if the Closing has not occurred by 11:59 p.m. july 15, 1999.

          9.2 Procedure: Effect of Termination. If this Agreement is terminated as provided in Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other party, and

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

this Agreement shall thereupon terminate and become void and of no further force and effect and there shall be no further liability or obligation on the part of either party hereto except for the obligations under Sections 5.5, 5.7 and 9.1; provided that termination of this Agreement by Buyer or the Company pursuant to
--------
clause (ii) or (iii) of section 9.1, respectively, shall not relieve the defaulting or breaching party (the "Breaching Party"), whether or not it is the terminating party, of liability for damages actually incurred by the other party as a result of an intentional material breach of this Agreement by the Breaching Party.

                                   ARTICLE X
                              GENERAL PROVISIONS

     10.1 Notices. All notices required to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally or by documented courier or delivery service, (ii) transmitted by facsimile during normal business hours or (iii) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and facsimile numbers specified below, or to such other persons, addresses or facsimile numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

          (a)  If to the Company to:

               Monterey Carpets, Inc.
               3201 S. Susan Street
               Santa Ana, California 92704
               Attention:  Larry C. Jones
               Facsimile No.:

               with a copy to:

               Stradling Yocca Carlson & Rauth
               660 Newport Center Drive, Suite 1600
               Newport Beach, California 92660
               Attention: Ben A. Frydman
               Facsimile No.:  949-725-4100

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

          (b)  If to Buyer to:

               Collins & Aikman Floorcoverings, Inc.
               311 Smith Industrial Boulevard
               Dalton, Georgia 30722
               Attention: Edgar M. Bridger
               Facsimile No.: 706-259-2610

               with a copy to:

               McGuire, Woods, Battle & Boothe LLP
               One James Center
               Richmond, Virginia 23219
               Attention: Leslie A. Grandis
               Facsimile No.: 804-775-1061

If given personally or by documented courier or delivery service, or transmitted by facsimile, a notice shall be deemed to have been given when it is received. If given by mail, it shall be deemed to have been given on the third business day following the day on which it was posted.

     10.2 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. For purposes of this Agreement, the words "includes" and "including" shall mean "including without limitation." As used herein, "knowledge of the Company" and similar phrases shall mean the actual knowledge of the executive officers of the Company identified on Schedule 10.2(a) hereto after inquiry of other Personnel of the Company, its Subsidiaries or Chroma who would reasonably be expected to have the relevant information, and "knowledge of Buyer" and similar phrases shall mean the actual knowledge of the executive officers of Buyer identified on Schedule 10.2(b) hereto after inquiry of other Personnel of Buyer and its Subsidiaries who would reasonably be expected to have the relevant

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

information. All accounting terms not defined in this Agreement shall have the meaning determined by GAAP. All capitalized terms defined herein are equally applicable to both the singular and plural forms.

     10.3 Shareholders' Representatives. Ronald J. Hall, Larry C. Jones and Jack L. Mishkin shall be the designated representatives of the Shareholders (the "Shareholders' Representatives") with authority to make all decisions and determinations and to take all actions following consummation of the Merger required or permitted hereunder on behalf of the Shareholders (provided that nothing herein shall preclude the Shareholders' Representatives from consulting with the Shareholders before making such decisions and determinations and taking such actions), and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of the Shareholders, and any notice, document, certificate or information required to be given to any Shareholder shall be deemed so given if given to the Shareholders' Representatives at Monterey Carpets, Inc., 3201 S. Susan Street, Santa Ana, California 92704, and in the manner set forth in Section 10.2. Buyer shall have the absolute right and authority to rely upon the acts taken or omitted to be taken by any one or more of the Shareholders' Representatives on behalf of Shareholders, and Buyer shall have no duty to inquire as to the acts and omissions of the Shareholders' Representatives. All deliveries by Buyer to the Shareholders' Representatives shall be deemed deliveries to Shareholders. Buyer shall not have any liability with respect to any aspect of the distribution or communication of such deliveries between the Shareholders' Representatives and any Shareholder or among Shareholders and any disclosure made in writing to the Shareholders' Representatives by or on behalf of Buyer shall be deemed to be a disclosure made to each Shareholder. In the event all such Shareholders' Representatives refuse to, or are no longer capable of, serving as a Shareholders' Representatives hereunder, the Shareholders shall promptly appoint a successor Shareholders' Representatives who shall thereafter be a successor Shareholders' Representative hereunder.

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

The Company shall use its reasonable best efforts to cause each Shareholders' Representative to execute an acknowledgment and acceptance of its designation as a Shareholders' Representatives and of its authority under this Agreement (including, without limitation, Article VIII hereof). Such acknowledgment and acceptance shall be reasonably satisfactory to Buyer. The appointment of the Shareholders' Representatives shall require the approval of the Shareholders. In order to induce the Shareholders' Representatives to become and act in the capacity of Shareholders' Representatives, Buyer, on behalf of itself, the Surviving Corporation and the other Buyer Indemnified Parties, expressly agrees that none of the Shareholders' Representatives, in their capacities as Shareholders Representatives, shall have any liability whatsoever to Buyer, the Surviving Corporation or any of the other Buyer Indemnified Parties for, and none of the Buyer, the Surviving Corporation or any of the other Buyer Indemnified Parties shall bring any Action against any of the Shareholders' Representatives, in their capacities as such in order to assert or recover, (i) any Covered Liabilities due any of Buyer, Surviving Corporation or any of the other Buyer Indemnified Parties by the Indemnifying Securityholders (although nothing in this Section 10.3 is intended to or shall limit their liability for Covered Liabilities in their capacity as Indemnifying Securityholders pursuant to the provisions of Article VIII), and (ii) any liability of any kind or nature whatsoever arising out of any acts or omissions that the Shareholders' Representatives, or any of them, may commit in their capacities as Shareholders' Representatives, other than due to willful and knowing misconduct by them.

     10.4 Entire Agreement. This Agreement, together with the Buyer Confidentiality Letter and the Company Confidentiality Letter, and the Schedules and Exhibits hereto, contains the entire agreement among the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein; provided
                                       --------

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

that the forms of agreements and opinions attached hereto as Exhibits or Schedules shall be superseded by the copies of such agreements and opinions executed and delivered by the respective parties thereto, the execution and delivery of such agreements and opinions by the parties thereto to be conclusive evidence of such parties' approval of any change or modification therein.

     10.5  No Third Party Beneficiaries. Except as set forth in Article VIII and
Section 5.11, nothing in this Agreement (whether expresses or implied) is intended to confer upon any person other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement nor is anything in this Agreement intended to relieve or discharge the liability of any party hereto, nor shall any provision hereof give any person any right of subrogation against, or action over against any party.

     10.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party hereto will assign its rights or delegate its
         --------
obligations under this Agreement without the express prior written consent of each other party hereto, except that Buyer may assign its right, title and interest under this Agreement to a wholly-owned Subsidiary and Buyer may assign it rights under this Agreement to any institutional lender to Buyer as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof and to any acquiror (by purchase, merger or otherwise) of substantially all of the assets or capital stock of Buyer or the Company that expressly agrees to assume any then remaining obligations of Buyer hereunder; provided, that in the event of such assignment,
                                --------
Buyer shall not be released from any obligations under this Agreement.

     10.7 Severability. In the event that this Agreement or any other instrument referred to herein, or any of their respective provisions, or the performance of any such provision, is found to be invalid, illegal or unenforceable under applicable law now or hereafter in effect, the parties shall be excused from performance of such portions of this Agreement as shall be found to be invalid, illegal or unenforceable under the applicable laws or regulations without, to the maximum extent permitted by law, affecting the validity of the remaining provisions of the Agreement. Should any method of termination of this Agreement or a portion thereof be found to be invalid, illegal or unenforceable, such method shall be reformed to comply with the requirements of applicable law so as, to the greatest extent possible, to allow termination by that method. Nothing herein shall be construed as a waiver of any party's right to challenge the validity of such law.

     10.8 Amendment. This Agreement may be amended, modified or supplemented at any time by the parties hereto, but only by an instrument in writing signed by each of the parties hereto.

     10.9 Extension; Waiver. At any time prior to the Closing either party to this Agreement may (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive a breach of a representation or warranty of the other party hereto, or (iii) waive compliance by the other party hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed by the party giving the extension or waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

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

     10.10 Disclosure Schedules. Certain of the representations and warranties set forth in this Agreement contemplate that there may be attached schedules setting forth information that might be "material" or have a "Material Adverse Effect on the Company." The Company may, at its option, include in such schedules items that are not material or are not likely to have a Material Adverse Effect on the Company in order to avoid any misunderstanding, and any such inclusion shall not be deemed to be an acknowledgment or representation that such items are material or would have a Material Adverse Effect on the Company, to establish any standard of materiality or Material Adverse Effect on the Company, or to define further the meaning of such terms for purposes of this Agreement

     10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.12 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware without regard to any laws or regulations relating to choice of laws (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                                 [END OF PAGE]
                           [SIGNATURE PAGE FOLLOWS]

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

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed and their corporate seals to be hereto affixed and attested by their duly authorized officers.

                              COLLINS & AIKMAN FLOORCOVERINGS, INC.


                              By:________________________________
                              Title:_____________________________


                              MONTEREY MERGER COMPANY, INC.


                              By:________________________________
                              Title:_____________________________


                              MONTEREY CARPETS, INC.


                              By:_________________________________
                              Title:______________________________

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